EXHIBIT (e)

Management report

General information about Rentenbank

Promotional mandate

Rentenbank is a promotional bank that operates throughout Germany. According to Rentenbank’s Governing Law, its mission is to promote agriculture along with related upstream and downstream industries, as well as rural areas in general. The Bank’s business activity is aligned with this promotional mandate and its business model is defined by the framework established in Rentenbank’s Governing Law and Articles of Incorporation.

As a promotional bank for agribusiness and rural areas, Rentenbank provides earmarked funds for a wide range of investments and initiatives. It grants its special promotional loans to local banks in a competitively neutral way to fund projects in Germany. The loans are granted to enterprises in the sectors of agriculture and forestry, viticulture and horticulture, and aquaculture and fisheries. Rentenbank also promotes projects in the food industry and other industries upstream and downstream of agriculture, as well as investments in renewable energy and infrastructure projects in rural areas. Furthermore, the Bank carries out promotional activities on behalf of the German federal government and state governments (mandate business). The appropriation of profit is aligned with the promotional mandate: One half the distributable profit is allocated to Rentenbank’s Promotional Fund and the other half to the federal Republic of Germany’s Special-Purpose Fund Administered by Rentenbank. The Special-Purpose Fund is used to promote innovation in agriculture on the basis of the guidelines set out by the German

MANAGEMENT REPORT	2	AR 2024

Federal Ministry of Food and Agriculture (Bundesministerium für Ernährung und Landwirtschaft, BMEL). Rentenbank also promotes innovative business models by investing in venture capital funds that provide targeted financing to start-ups in the areas of ag-tech and food-tech and help them establish themselves in the market. Moreover, the Bank provides funding to banks, savings banks, and local authorities operating in rural areas, also by purchasing registered bonds, promissory note bonds, and securities.

Management system

The Bank’s strategic objectives and the measures required to achieve them, as well as the strategic control parameters, are derived from its business strategy. The strategic objectives are operationalised in different sub-strategies.

The strategic control parameters are applied in four categories to measure the effectiveness of strategic measures at the company-wide level:

●	Attractive promotional programmes

●	Efficient bank operations

●	Adequate risk culture

●	Fulfilment of the capital and liquidity requirements defined in the Risk Appetite Statement

Segments

The Bank is managed on the basis of three segments:

●	Promotional Activity

●	Capital Investment

●	Treasury Management

In the “Promotional Activity” segment, Rentenbank promotes investments in agribusiness and rural areas by funding earmarked loans granted to ultimate borrowers by local banks for use in Germany according to the terms and conditions of its special promotional lending programme.

Rentenbank also fulfils its promotional mandate by acting as a funding partner to lending banks operating in agriculture and rural areas, as well as local authorities in rural areas. Such funding takes the form of various

MANAGEMENT REPORT	3	AR 2024

financial instruments (registered bonds, promissory notes, securities). These transactions also serve to fulfil regulatory liquidity requirements in part. Rentenbank manages both the business volume and the risk structure.

Since 2022, Rentenbank’s line-up of promotional instruments to finance start-ups operating in areas related to the Bank’s promotional mandate also includes investments in venture capital funds, which are presented within the “Promotional Activity” segment.

The mainly maturity-matched funding operations are likewise assigned to the “Promotional Activity” segment.

The “Capital Investment” segment comprises investments of the Bank’s equity and long-term provisions. The Bank invests mainly in registered bonds, promissory notes, and securities issued by banks and public-sector issuers.

Short-term liquidity and short-term interest rate risk are managed in the “Treasury Management” segment. Various instruments featuring fixed-interest periods of no more than one year are available for short-term investments of surplus liquidity and for the borrowing of required liquidity. In addition to money market transactions, Rentenbank can also purchase longer-term debt instruments for the purpose of managing the Bank’s liquidity profile.

Financial key performance indicators

Financial key performance indicators are the key financial reporting-related metrics applied to measure the achievement of strategic objectives within the internal management system. These KPIs are reflective of the Bank’s business activities. They include:

●	Operating result (operating result before loan loss provisions and valuation effects)

Rentenbank’s business activity is not geared primarily to generating profits, but rather to fulfilling its statutory promotional mandate. However, business management principles must be observed in order for the Bank to perform a self-supporting promotional activity. In particular, this means that the Bank’s activities must be economically efficient so that it can permanently sustain and adapt its promotional activity when necessary. With a view to rising regulatory requirements, the operating profit is reinvested to strengthen the Bank’s capital base. Rentenbank relies on its high credit rating as a promotional institution under public law combined with a commensurate capital markets strategy to raise funds at favourable rates.

MANAGEMENT REPORT	4	AR 2024

●	Cost-income ratio[1]

As a key performance indicator for measuring cost in relation to income, the cost-income ratio is applied to ensure the efficient use of the Bank’s resources. Referring as it does to the ratio of cost to income, it is influenced by changes in both these variables. To enhance operational transparency, allocations to promotional contributions and reversals of promotional subsidies from previous years are not included in the calculation of the cost-income ratio. The cost-income ratio is observed over a longer period of time and is supplemented by the periodic analysis of changes in costs.

●	Volume of promotional loans

The volume of promotional loans refers to the volume of new special promotional loans granted in a given year. The special promotional loans granted to promote agribusiness and rural areas represent the core of Rentenbank’s promotional activity. The loans are granted as earmarked funding instruments. The loans granted to the federal states’ development banks may also be bundled together.

These three financial key performance indicators and their primary components are calculated and checked against the corresponding budget values as part of the monthly reporting process. They are also included in the multi-year plan as separate indicators. Additional information on the financial key performance indicators is provided in the section on Rentenbank’s financial position, cash flows, and financial performance and in the forecast report.

Non-financial key performance indicators

●	Employees

Highly qualified and dedicated employees are the basis of Rentenbank’s long-term success. The objectives of the corresponding personnel strategy, which is consistently derived from the business strategy, include the assurance of appropriate staff in quantitative and qualitative terms, the promotion of equal opportunity, and the provision and refinement of personnel management instruments and processes.

1	The cost-income ratio is calculated as the ratio of cost to income. The numerator shows the sum of general administrative expenses, depreciation, amortisation and impairments of intangible assets as well as property and equipment, other operating expenses and income taxes. The denominator shows the sum of interest income and current income minus interest expenses (plus allocation to the interest subsidy, minus reversals from previous years), other operating income and fee and commission income minus fee and commission expenses.

MANAGEMENT REPORT	5	AR 2024

●	Corporate social responsibility

An essential aspect of Rentenbank’s corporate social responsibility is closely linked to its promotional mandate. As a direct agency of the German federal government, however, it is also committed to serving the public good beyond the scope of its promotional mandate.

●	ESG ratings

An enterprise’s activities in the area of sustainability management are reflected in its ESG ratings, which assess the entirety of an enterprise’s exertions in this area. ESG ratings are an important indicator for external stakeholders, but they also serve to measure the success of implemented sustainability measures. Rentenbank strives to continually improve its ESG ratings or maintain them at a constantly high level.

Affiliated companies

The Bank’s direct and indirect subsidiaries are:

●	LR Beteiligungsgesellschaft mbH (LRB)

●	DSV Silo- und Verwaltungsgesellschaft mbH (DSV)

All material risks of the subsidiaries are concentrated in and centrally managed by Rentenbank. As in previous years, the scope of the subsidiaries’ business activity was strictly limited in the 2024 financial year. The primary activity of DSV was limited to the fulfilment of pension obligations to former employees of those entities for which DSV is the legal successor. LRB’s former subsidiary Getreide-Import-Gesellschaft mbH (GIG) was merged as the transferring entity with DSV as the acquiring entity by notarised contract dated 8 May 2024 with retroactive effect to 1 January 2024. GIG ceased to exist upon the entry of the merger in the Commercial Register on 14 May 2024. LRB’s business activity essentially consists in the management as a holding company and business management agent of the affiliate DSV and the investment of liquid funds. Rentenbank has issued a letter of comfort in favour of LRB, under it which it undertakes, insofar as and for as long as it holds 100% of LRB’s equity, to provide it with enough financial resources that it will be able to fulfil its obligations punctually at all times.

MANAGEMENT REPORT	6	AR 2024

Public Corporate Governance Code

The Statement of Compliance with the German Public Corporate Governance Code issued by the Management Board and the Supervisory Board is publicly available on Rentenbank’s website.

Economic report

General economic and institution-specific conditions

International interest rate and monetary policy

Germany’s economy contracted in 2024 mainly due to weak industrial production and foreign demand, as well as consumers held back on their spending. The high level of interest rates continued to weigh on the building industry in general and home building in particular. Consequently, Germany’s gross domestic product (GDP) declined by 0.2% year-over year.2

The inflation rate generally subsided in the Eurozone over the course of 2024. The rate of increase tracked by the Harmonised Index of Consumer Prices (HICP) in the Eurozone fell from 2.8% in January 2024 to 1.7% in September. Towards the end of the year, however, consumer inflation began to pick up again. Consumer prices in December 2024 were 2.4% higher than in December 20233.

In line with the favourable trend of inflation, the European Central Bank (ECB) lowered its deposit facility rate in four steps from 4.00% in early June 2024 to 3.00% in December, after having left it unchanged since September 2023.

The ECB also announced that as of mid-2024 it will no longer completely reinvest the redemption proceeds from the securities purchased under its Pandemic Emergency Purchase Programme (PEPP) 2024 when they mature. This decision had the effect of reducing the PEPP portfolio by an average of euro 7.5 billion per month. The reinvestment of redemption proceeds from the PEPP will be discontinued at the end of 2024.4

2	Press release of the German Federal Statistical Office (DESTATIS), number 019 of 15/1/2025.

3	Eurostat, Euro Indicators December 2024, “Jährliche Inflationsrate auf 2,4 % gestiegen” (“Annual Inflation Rate Rose to 2.4%”), 17/1/2025.

4	ECB Press Releases dated 6/6, 18/7, 12/9, 17/10, and 12/12/2024.

MANAGEMENT REPORT	7	AR 2024

The U.S. Federal Reserve (the “Fed”) likewise eased its interest rate policy in 2024. The Fed lowered its base rate in three steps from a target range of 5.25% to 5.50% in September to a target range of 4.25% to 4.50% at the end of the year.5

The euro depreciated modestly against the US dollar during the course of 2024. At the end of 2024, the ECB set the reference rate for the euro-dollar exchange rate at 1.04, 6.3% below the rate at the end of 2023 (1.11).6

Development of long-term interest rates

Due to the high level of base rates, long-term interest rates trended up until the middle of 2024. In the second half of the year, the upward trend was dampened by the interest rate cuts of central banks. The yield of 10-year German Bunds rose to 2.39 % at the end of 2024, above the 2.03% level observed at the end of 2023.7

Development of the economic environment for promotional activity

According to an estimate of the German Federal Agriculture Information Centre (Bundesinformationszentrum Landwirtschaft), German agricultural output declined modestly to euro 75.4 billion in 2024, which was about 1% less than in the previous year. Whereas the output value of crop production fell by 2% to euro 34.6 billion, the output value of livestock production rose modestly to euro 36.0 billion.

Within the category of crop production, production values were generally lower due to weather conditions and price effects, particularly in the case of grain (-12%), thereof rye (-16%), and oilseeds (-15%), while the production value of fodder crops was only modestly lower (-1%).

In the category of livestock and livestock products, meat production increased in 2024, due in part to higher carcass weights. However, the increase in production output was offset by a somewhat greater decrease in producer prices. Due to rather tight supplies of raw milk, milk prices in particular rose above the level of the previous year in 2024, resulting in a higher production value for livestock products.8

5	http://www.leitzinsen.info/usa.htm

6	ECB reference exchange rates: https://www.ecb.europa.eu/stats/policy_and_exchange_rates/ euro_reference_ exchange_rates/html/eurofxref-graph-usd.en.html

7	Börsen-Zeitung 31/12/2024, page 45.

8	BMEL Statistics: https://www.bmel-statistik.de/landwirtschaft/landwirtschaftliche-gesamtrechnung/produktionswert

MANAGEMENT REPORT	8	AR 2024

As expected, the overall economic situation of agricultural enterprises was worse in the 2023/2024 fiscal year (1 July 2023 to 30 June 2024) than in the previous year, when the profits of agricultural enterprises reached an all-time high. The average profit of agricultural enterprises came to EUR 77,500, which was about 29% lower than in the previous year, particularly due to lower producer prices and higher input costs.9

The revenue of the German food industry was approximately euro 230 billion in 2024, roughly the same as in the previous year, although exports were slightly higher. However, this increase was mainly driven by price effects.10

Electricity generation from renewable energy sources in Germany increased further in 2024, rising by 4% to 283.6 TWh. Onshore wind power generation accounted for the greatest share (40%), followed by photovoltaics (26%) and biomass (15%). The preliminary net increase in onshore wind power capacity was 2,558 MW in 2024, that being 4.2% more than in the previous year. The preliminary net increase in photovoltaics capacity was 16,179 MW, which was nearly 20% more than in 2023.11

Business development

The volume of new special promotional loans granted in 2024 was euro 3.6 billion, as compared to euro 6.1 billion in the previous year. Promotional lending activity was affected most of all by general investment restraint on the part of agricultural enterprises. Another important factor was the high level of EU base interest rate, which caused a substantial decline in demand for credit, especially in the Renewable Energy promotional line because under the German Renewable Energy Act (Erneuerbare-Energien-Gesetz, EEG), investments can only be promoted by loans granted at unsubsidised interest rates. This effect was also felt in other promotional lines, especially Agribusiness and Food. The decrease in new promotional loans granted in the Agriculture promotional line was comparatively small. In the Rural Development line, the development banks of the German federal states took out fewer global loans for rural areas after the strong demand registered in the previous year. This development was also influenced by investment restraint in this sector.

9	Situation Report 2024/2025 of the German Farmers Association (Deutscher Bauernverband, DBV), Chapter 5.2.

10	EY press release “Umsatz im Agribusiness sinkt erstmals seit 2015 – KI-Anwendungen wecken Hoffnungen” (“Agribusiness Revenue Declines for the First Time Since 2015 – AI Applications Fuel Hope”) of 15/1/2025.

11	German Federal Environment Agency: Monthly Report on the Development of Renewable Electricity Generation and Output in Germany, as of 15/1/2025.

MANAGEMENT REPORT	9	AR 2024

To bolster innovation in Germany, Rentenbank continued to invest in venture capital funds in 2024, with a particular focus on ag-tech and food-tech.

The total volume of new promotional loans amounted to euro 7.9 billion in the past financial year, which was below the level of the previous year (euro 10.7 billion).

Nominal new promotional business is presented in the table below:

	1/1 to	1/1 to
	31/12/2024	31/12/2023	Change
	m EUR	m EUR	m EUR
Special promotional loans[1]	3,602	6,114	-2,512
Registered bonds/promissory note bonds	2,241	3,396	-1,155
Securities	2,033	1,217	816
Venture capital investments	48	22	26
Total	7,925	10,749	-2,824

Due to rounding, there may be minor differences in totals and percentage calculations in the present report.

1	Includes programme-linked registered bonds, which had previously been presented within registered bonds; the previous-year figure has been adjusted accordingly.

Rentenbank raised euro 8.2 billion (euro 10.5 billion) in medium- and long-term funds in the national and international financial markets in 2024. The Bank employed the following medium- and long-term funding instruments:

	1/1 to	1/1 to
	31/12/2024	31/12/2023	Change
	m EUR	m EUR	m EUR
Euro Medium-Term Notes (EMTN)	6.2	7.7	-1.5
Global bonds	1.4	2.1	-0.7
AUD Medium-Term Notes (MTN)	0.6	0.7	-0.1
Total	8.2	10.5	-2.3

MANAGEMENT REPORT	10	AR 2024

Economic position

Financial performance

The Bank’s financial performance is presented in the table below:

	1/1 to	1/1 to
	31/12/2024	31/12/2023	Change
	m EUR	m EUR	m EUR
Net interest income[1]	287.5	310.0	-22.5
Net commission income	-4.7	-2.5	-2.2
Administrative expenses	130.8	113.6	17.2
Other operating result	11.3	4.8	6.5
Income taxes/other taxes	1.7	1.4	0.3
Operating result before loan loss provisions and valuation effects	161.6	197.3	-35.7
Loan loss provisions and valuation effects	123.6	160.3	-36.7
Net income for the year	38.0	37.0	1.0

1	Net interest income including income from equity interests.

Operating result before loan loss provisions and valuation effects

The operating result before loan loss provisions and valuation effects came to euro 161.6 million, which was considerably better than planned, but still below the high level of the previous year. The year-over-year decrease resulted from lower income in the “Promotional Activity” and “Treasury Management” segments. Administrative expenses were also higher.

Net interest income

Interest income, including income from equity interests, amounted to euro 3,860.2 million (euro 3,464.9 million). After deducting interest expenses of euro 3,572.7 million (euro 3,154.9 million), net interest income came to euro 287.5 million (euro 310.0 million).

MANAGEMENT REPORT	11	AR 2024

Net interest income by segment:

	1/1 to	1/1 to
	31/12/2024	31/12/2023	Change
	m EUR	m EUR	m EUR
Net interest income
Promotional Activity	195.0	206.9	-11.9
Capital Investment	75.6	66.9	8.7
Treasury Management	16.9	36.2	-19.3
Total net interest income	287.5	310.0	-22.5

The net interest income of the Promotional Activity segment amounted to euro 195.0 million, which was less than the strong previous-year figure of euro 206.9 million, as expected. The year-over-year decline resulted in part from the 23% reduction in new issuance of registered bonds, promissory note bonds, and securities.

As anticipated, the net interest income of the Capital Investment segment amounted to euro 75.6 million, which was higher than the previous-year figure (euro 66.9 million). The returns on new investments exceeded the returns on maturing securities. In addition, the dividend collected from DZ-Bank was higher than in the previous year. The higher funding costs of prior investments represented a countervailing effect.

The net interest income of the Treasury Management segment amounted to euro 16.9 million. As expected, this result was less than the strong previous-year figure of euro 36.2 million due to the ECB’s decision to pay interest of 0% on minimum reserves, as well as the sharper-than-expected interest rate reductions totalling a full percentage point and narrowing spreads in the market.

Administrative expenses

Administrative expenses rose by 15.1% to euro 130.8 million (euro 113.6 million), mainly due to higher material expenses (euro +8.6 million). In addition, personnel expenses were euro 4.5 million higher and depreciation, amortisation and impairments were euro 4.0 million higher than in the previous year.

MANAGEMENT REPORT	12	AR 2024

The higher material expenses resulted mainly from higher expenses for IT investments.

The increase in personnel expenses resulted mainly from the higher number of employees compared to the previous year. The average staff level (according to Section 267 (5) HGB) is now 451 employees (420 employees). This increase was partially offset by somewhat lower pension expenses due to inflation effects.

Depreciation, amortisation and impairments of intangible assets as well as property and equipment increased to euro 14.2 million (euro 10.2 million) due to higher software amortisation charges.

Other operating result

The Other operating result increased from euro 4.8 million to euro 11.3 million, mainly due to lower grants for innovation promotion, which resulted from an unscheduled special allocation to the Innovation Fund in 2023.

Loan loss provisions / valuation effects

A net amount of euro 123.6 million was allocated to the loan loss provisions under the heading of “Loan loss provisions / valuation effects”. Of this total, euro 73.7 million was allocated to the Fund for general banking risks, thus further increasing the Bank’s regulatory capital.

Net income / distributable profit

The net income for the year rose from euro 37.0 million to euro 38.0 million in the past financial year.

Subject to an approving resolution to be adopted by the Supervisory Board, a total amount of euro 19.0 million (euro 18.5 million) was allocated to the principal reserve from net income in the course of preparing the annual financial statements.

The distributable profit of euro 19.0 million remaining after the allocation of funds to the principal reserve was modestly higher than the previous-year figure (euro 18.5 million). One half the distributable profit is to be allocated to the German federal government’s Special-Purpose Fund administered by Rentenbank and the other half to Rentenbank’s Promotional Fund.

MANAGEMENT REPORT	13	AR 2024

Financial position and cash flows

Rentenbank’s financial position according to the financial statements is presented in the table below:

Changes in significant asset items

	31/12/2024	31/12/2023	Change
	m EUR	m EUR	m EUR
Loans and advances to banks	65,615.4	67,244.3	-1,628.9
Loans and advances to customers	7,003.2	7,502.4	-499.2
Bonds and other fixed-income securities	16,742.6	15,855.2	887.4

Loans and advances to banks totalled euro 65.6 billion at 31 December 2023 (euro 67.2 billion). They accounted for 69.1% of total assets and were slightly higher than the previous-year figure. Thus, they still represent the largest constituent of total assets. The decrease in loans and advances to banks resulted mainly from a reduction of the portfolio of special promotional loans. This decrease was partially offset by an increase in money market instruments due to reporting date effects.

Loans and advances to customers mainly include the promissory notes issued to the German federal states, German rural districts, and German municipalities. This balance sheet item declined by euro 0.5 billion to euro 7.0 billion because the amount of maturing loans exceeded the amount of new loans granted.

The portfolio of bonds and other fixed-income securities rose by euro 0.9 billion to euro 16.7 billion in 2024. As in the previous year, this portfolio is assigned in full to Fixed assets.

MANAGEMENT REPORT	14	AR 2024

Changes in key items of liabilities and equity

	31/12/2024	31/12/2023	Change
	m EUR	m EUR	m EUR
Liabilities
Liabilities to banks	1,528.3	1,765.1	-236.8
Liabilities to customers	1,490.4	1,834.5	-344.1
Securitised liabilities	83,752.3	85,756.5	-2,004.2
Subordinated liabilities	0.0	40.0	-40.0
Total	86,771.0	89,396.1	-2,625.1

Equity (including Fund for general
banking risks)
Subscribed capital	135.0	135.0	0.0
Retained earnings	1,252.6	1,233.6	19.0
Distributable profit	19.0	18.5	0.5
Fund for general banking risks	3,553.5	3,479.8	73.7
Total	4,960.1	4,866.9	93.2

Liabilities

Liabilities to banks amounted to euro 1.5 billion, which was euro 0.2 billion less than in the previous year. Moreover, liabilities to customers fell by euro 0.3 to euro 1.5 billion. The overall decline resulted mainly from the decrease in registered bonds.

Securitised liabilities decreased by euro 2.0 billion or 2.3% to euro 83.8 billion. The Medium-Term-Note Programme (MTN) amounted to euro 61.5 billion. It was still the Bank’s most important funding source despite the fact that it was euro 2.0 billion less than in the previous year. Outstanding Euro Commercial Paper (ECP) issues fell to euro 7.0 billion (euro 8.5 billion), whereas outstanding global bonds rose to euro 14.8 billion (euro 13.4 billion).

MANAGEMENT REPORT	15	AR 2024

Equity

Equity including the fund for general banking risks pursuant to Section 340g HGB rose in total by euro 93.2 million to euro 4,960.1 million. Half of net income totalling euro 38.0 million was allocated to retained earnings and half to the distributable profit. The Fund for general banking risks was increased by euro 73.7 million.

Regulatory capital ratios

Both the total capital ratio and the CET 1 capital ratio were 38.3% (31.3%). They reflect Rentenbank’s strong capitalisation and are still well above the minimum regulatory requirements.

Please refer to the chapter entitled “Risk-bearing capacity” for details on the amounts and development of regulatory own funds and risk-weighted assets (RWA).

Capital expenditures

Capital expenditures in the past year were still focused on modernising the Bank’s IT systems, particularly the replacement of the internally developed, host-based core banking system. In this respect, major milestones were achieved with the successful migrations to SAP and Murex. The Bank also conducted preliminary studies for additional implementation measures and launched the corresponding projects. Moreover, considerable funds were invested to implement regulatory requirements and improve IT security.

The Promotion Portal introduced in cooperation with the Federal Agriculture Programme in December 2020 was further optimised and the internal IT systems were integrated into it.

To digitalise the Bank’s processes, additional bots were developed to perform routine application processing tasks, thus enhancing efficiency.

Aside from modernising the IT landscape, Rentenbank is also investing in the energy-efficient refurbishment of the landmark-status building on Hochstraße in Frankfurt am Main.

Liquidity

The Federal Republic of Germany bears the institutional responsibility and guarantee for the liabilities of Rentenbank (statutory funding guarantee).

MANAGEMENT REPORT	16	AR 2024

Thanks to the resultant AAA rating, Rentenbank is able to procure liquid funds in the market without any problems. The considerable holdings of debt instruments eligible as collateral for borrowings from the Bundesbank represent an additional liquidity reserve. For more information on this subject, please refer to the description of liquidity risks in the Risk Report section of the present Management Report.

Summary assessment of business development and economic position

The Management Board judges the Bank’s business development and the development of its financial position, cash flows, and financial performance to be satisfactory. The same goes for the financial and non-financial key performance indicators defined in the chapter entitled “Management system”.

Financial and non-financial key performance indicators

Financial key performance indicators

The operating result before “loan loss provisions and valuation effects” (operating result) amounted to euro 161.6 million, which was 18% below the level the previous-year operating result of euro 197.3 million, but far above the expectations for 2024, particularly due to the lower-than-expected interest subsidy. Net interest income decreased by 7% and administrative expenses increased by 15% over the respective previous-year figures.

The aforementioned development of income and administrative expenses also affected the cost-income ratio, one of our key performance indicators. Moreover, the allocations to promotional contributions (euro 33.8 million) and reversals of promotional grants from previous years (euro 3.1 million) are excluded from the cost-income ratio. As expected, the cost-income ratio rose to 41.8% (35.6%). Taken as a whole, the cost-income ratio is still low.

The key performance indicator “volume of promotional loans”, which comprises the volume of new special promotional loans granted in a given year, amounted to euro 3.6 billion in the past financial year (previous year: euro 6.1 billion), which fell well short of our expectations.

MANAGEMENT REPORT	17	AR 2024

Non-financial key performance indicators

With regard to the key performance indicator of “employees”, Rentenbank had a total of 459 (previous year: 436) employees (excluding apprentices, interns, employees on parental leave, and members of the Management Board) at the end of 2024.

With regard to employee qualifications, the average number of continuing education days per employee came to 3.3 in 2024, which was somewhat more than in the previous year (3.1 days).

Rentenbank’s work benefits society in many ways. Through its Promotional Fund, it provided promotional funds totalling euro 9.58 million in 2024, sponsoring agricultural, innovation, and general causes, supporting the forest project in the Buchenborn forest reserve, and donating to cultural institutions and social organisations in Frankfurt am Main.

ESG ratings

Rentenbank’s sustainability performance is regularly assessed by rating agencies specialising in sustainability. Rentenbank is rated by ISS ESG, MSCI ESG, and Sustainalytics. In the feedback process with ISS ESG, we improved our sustainability rating from D+ (36.3 points) to C- (48.6 points) in 2024. Our MSCI ESG Rating remained at the consistently high level of AA (on a scale from AAA to CCC). The Sustainalytics rating was unchanged at 9.1 in financial year 2024. Thus, the development of our ESG ratings was in line with our expectations.

Overview

●	ISS ESG (as of 28/4/2024): C- (on a scale of A+ to D-).

●	MSCI ESG Ratings (as of 11/7/2024): AA (on a scale of AAA to CCC)

●	Sustainalytics (as of 23/5/2024): “Negligible Risk” with 9.1 out of 100 possible points, 0 being the best score.

We will make further efforts to continually improve our ESG ratings in the coming years.

MANAGEMENT REPORT	18	AR 2024

Forecast and opportunities report

Anticipated development of business and general conditions

The economic performance of Rentenbank mainly depends on the prevailing conditions in the credit and financial markets, which are, in turn, decisively influenced by the monetary policy of central banks, the development of prices and currencies, and the development of public finances.

Macroeconomic outlook

The International Monetary Fund (IMF) expects global economic growth of 3.3% in 2025, which is below the long-term average of 3.7%. For Germany, however, the IMF predicts a significantly lower year-over-year increase in gross domestic product (GDP) of only 0.3% compared to 2024.12

The longer-lasting phase of economic weakness can be expected to impact unemployment and therefore dampen private consumption. Although German exports could potentially benefit from growing sales markets, they could also be threatened by rising protectionism. On the other hand, lower financing costs could have a positive effect on capital investment activity. According to the Bundesbank, however, Germany must contend not only with economic headwinds, but also with structural problems.13

The rate of inflation will presumably normalize further in 2025. According to the Bundesbank, the rate of increase tracked by the Harmonised Index of Consumer Prices (HICP) will remain nearly unchanged in 2025, with an annual average of 2.4% after 2.5% in the preceding year.14 However, this value is still above the 2% target set by the European Central Bank (ECB).

In view of the lower inflation rates and potential further interest rate cuts by central banks, Rentenbank anticipates a more-or-less sideways movement of long-term interest rates accompanied by continuing volatility in the further

12  IMF: World Economic Outlook Update, January 2025; https://www.imf.org/en/Publications/WEO/Issues/2025/01/17/world-economic-outlook-update-january-2025

13  Bundesbank Monthly Report December 2024, page 7.

14  Bundesbank Monthly Report December 2024, page 5.

MANAGEMENT REPORT	19	AR 2024

course of the year. Whereas subdued economic growth would tend to imply falling interest rates in the capital markets, we anticipate structurally higher risk premiums at the long end of the yield curve.

Outlook for the economic environment for promotional activity

Investments in agriculture and food and therefore also the demand for special promotional loans are influenced by many factors, one of which being the development of general economic conditions, which influences demand and prices in the agricultural markets. However, agricultural investment propensity is also heavily influenced by political and legal framework conditions, as well as public-sector promotional support.

The current situation of animal epidemics (foot-and-mouth disease, African swine fever, bluetongue disease) creates a considerable degree of forecast uncertainty. The Association of Chambers of Agriculture (Verband der Landwirtschaftskammern, VLK) expects lower revenue for most agricultural enterprises in fiscal year 2024/25. If the epidemic situation does not worsen further, only cattle farmers can be expected to benefit from more positive general conditions.

However, the VLK expects that the markets and economic situation of agricultural enterprises will normalise after the market turmoil caused by the coronavirus pandemic and the beginning of the war in Ukraine.15

The “Rentenbank Agriculture Barometer” survey commissioned by Rentenbank provides insights into the current and future business situation of farmers in Germany. According to the latest survey results from December 2024, the assessment of the future economic situation and investment propensity in agriculture has risen modestly from the low level registered in the September survey. Particularly dairy farmers and cattle farmers take a somewhat brighter view of their future economic situation than other kinds of farmers. Agricultural enterprises anticipate adverse effects particularly from agriculture policy and bureaucracy.16

15  VLK: “Prognose der Wirtschaftsentwicklung für das laufende Wirtschaftsjahr 2024/25” (“Forecast of Economic Development in the Current Fiscal Year 2023/24”), press release of 16/1/2025.

16  Rentenbank Agriculture Barometer, survey December 2024.

MANAGEMENT REPORT	20	AR 2024

The business expectations of food industry enterprises are much better than they were in the previous year. Nonetheless, uncertainties remain with respect to the future energy supply, economic conditions, and consumer decisions.17

Rentenbank expects additional growth impetus in the renewable energy sector. The German federal government intends to accelerate the expansion of renewable energy and increase its share of gross electricity consumption to 80% by the year 2030. Wind power in particular will make a decisive contribution to this goal. The German Wind Energy Association (Bundesverband Windenergie, BWE) expects a further increase of up to 5.3 GW in gross wind energy capacity in 2025.18 The German Solar Industry Association (Bundesverband Solarwirtschaft, BSW) also expects further market growth in the next two years. However, the BSW believes that attractive and reliable regulatory conditions are an essential prerequisite for continued investment in this sector.19

Business development forecast

The Bank’s loan loss provisions were little changed in the 2024 financial year. Rentenbank expects that the loan loss provisions will be subject to only minor changes in 2025. We do not expect any significant changes in the volume-weighted average credit rating of the loan portfolio, which should therefore remain at AA+. This expectation is supported by the small, only 8.0% unsecured portion of the Bank’s lending portfolio, coupled with the steady performance and consistently good credit ratings of the Bank’s business partners. Rentenbank continually monitors the business development of its business partners. There was no need to recognise specific valuation allowances (SVAs) in the lending portfolio in 2024 and it is not planned to recognise any SVAs in 2025 either.

Annual and five-year budget plans are prepared for the purpose of forecasting the Bank’s future financial position, cash flows, and financial performance. These budget plans cover the planned development of new loans, existing loans, capital, income and costs, as well as adverse scenarios. They also include the planned development of regulatory ratios and the anticipated development of the Bank’s risk-bearing capacity. The forecasts offered in the following refer to the budget plan for 2025.

17  EY press release “Umsatz im Agribusiness sinkt erstmals seit 2015 – KI-Anwendungen wecken Hoffnungen” (“Agribusiness Revenue Declines for the First Time Since 2015 – AI Applications Fuel Hope”) of 15/1/2025.

18  BWE press release “2024: Windenergie-Rekordjahr bei Zuschlägen und Genehmigungen” (“2024: Record Year for New Wind Energy Contracts and Permits” of 15/1/2025.

19  BSW press release “Photovoltaik überschreitet 100-Gigawatt-Marke” (“Photovoltaic Installations Pass the 100-Gigawatt Mark”) of 6/1/2025.

MANAGEMENT REPORT	21	AR 2024

Budget plan for the 2025 financial year

According to the current budget plan, in the Promotional Activity segment the average volume of new promotional loans is expected to be modestly lower and the net interest rate spreads for new promotional loans are expected to be moderately lower than in the previous year. And because the planned spreads on new promotional loans are narrower than the spreads on promotional loans maturing in 2025, the net interest income of the Promotional Activity segment is expected to be moderately lower in 2025.

Special promotional loans will continue to be the focus of the Bank’s lending activity. Rentenbank plans to grant new promotional loans totalling euro 5.2 billion in 2025. However, the economic environment and investment propensity are rather weak at the present time.

In the Promotional Activity segment, the portfolio of securities, registered bonds, and promissory note bonds in 2025 is expected to be moderately above the level of 2024.

Already in 2022, Rentenbank’s offering of promotional loans to finance start-ups related to the Bank’s promotional mandate was expanded to include investments in venture capital funds. Commitments of an amount in the triple-digit millions have already been made. We are planning to make further investments of an amount in the mid-double-digit millions in 2025.

In the Capital Investment segment, Rentenbank expects that interest income in 2025 will be well above the level of the preceding year, mainly because reinvestment returns are expected to be significantly higher than the returns on maturing securities, and also in view of the expected investment returns on newly allocated funds.

The net interest income of the Treasury Management segment in 2025 should be modestly higher than in the preceding year because we expect higher income from collateralised money market transactions, among other things.

Modestly lower net interest income in total is expected from the three operating segments in 2025.

The administrative expenses planned for 2025 should be above the level of the preceding year particularly due to further investments in IT security and IT infrastructure and the implementation of new regulatory requirements. In view of the anticipated development of income and costs, a moderately lower operating result before loan loss provisions and valuation effects is expected in 2025. Despite the lower operating result, Rentenbank will still be

MANAGEMENT REPORT	22	AR 2024

able to fund the planned promotional activities without restriction from its current income.

The cost-income ratio will probably be moderately higher due to modestly lower income and higher administrative expenses.

Rentenbank’s ESG ratings are expected to be at about the same levels at least in 2024.

Opportunities and risks

Additional opportunities and risks affecting the development of the Bank’s business compared to the planned results for 2025 could arise as a result of changed operating conditions.

The further development of the current recession in Germany and the geopolitical instability in the world caused by the wars in Ukraine and the Middle East, as well as the tensions between China and the United States, are critical factors influencing the economic situation age. A protracted downturn is possible.

Apart from the demand for credit, the development of interest rates and credit spreads would be the chief factors shaping opportunities and risks in such a scenario. However, the effects on Rentenbank’s financial position, cash flows, and financial performance would be limited by reason of its business model as a promotional bank.

In an economically uncertain environment, the Bank’s own credit spreads have mostly proved to be relatively stable thanks to its credit rating. In this scenario, rising credit spreads of the Bank’s business partners would have a positive effect on its net interest income. Any unexpected rise in interest rates would likewise have a positive effect on Rentenbank’s net interest income because Rentenbank invests its equity in long-term fixed-interest securities.

This scenario would have a temporarily adverse effect on the Bank’s financial position by increasing its undisclosed liabilities. In a worsened economic environment, the Bank would be exposed to the risk that the credit ratings of the borrowers in its portfolio would deteriorate and/or that the demand for credit and therefore the volume of new promotional loans would be reduced.

MANAGEMENT REPORT	23	AR 2024

With respect to the Bank’s venture capital investments, economic conditions would worsen and the risk of impairments and defaults would increase in such a scenario.

More detailed information on the Bank’s risks is provided in the Risk Report section.

Further, as yet unknown regulatory requirements could give rise to additional adverse factors affecting administrative expenses such as increased IT and personnel expenses. Such additional regulatory requirements could also necessitate further changes in the IT infrastructure beyond the already planned investments. Moreover, the refurbishment of the landmark-status bank building on Hochstraße could lead to negative budget variances and higher costs.

Developments in the current financial year

The net interest income of the Bank’s three operating segments at the beginning of the current financial year was generally well below the levels of the previous year and the plan figures. This development is mainly attributable to the Promotional Activity segment, in which significantly more interest subsidies were granted at the start of the year.

Based on the developments to date in the current fiscal year, the Management Board considers the operating results planned for the 2025 fiscal year to be ambitious, but nevertheless achievable.

The forecast report contains certain forward-looking statements that are based on current expectations, estimates, assumptions, and forecasts of the Management Board, as well as the information available to it. These statements particularly include statements about the Bank’s plans, business strategy, and prospects. Such forward-looking statements are signified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “strives”, “estimates” and similar expressions. These statements are not to be understood as guarantees of the future developments mentioned therein, but rather as being dependent on factors that involve risks and uncertainties and are based on assumptions that may prove to be incorrect. Unless required by law, Rentenbank accepts and assumes no obligation to update forward-looking statements after the publication of this information.

MANAGEMENT REPORT	24	AR 2024

Risk report

The Bank’s Risk Management System (RMS) serves the purpose of identifying, managing, and monitoring the risks arising from the Bank’s business activities. The Bank’s RMS is designed to fulfil the regulatory requirements and reflect the specific circumstances of its business model as a promotional bank. The main elements of the Risk Management System are:

•	The risk strategy, consistently derived from the overall business strategy,

•	The Risk Appetite Framework and the Risk Appetite Statement,

•	The risk culture,

•	Ongoing assessments to confirm the adequacy of the Bank’s capital and liquidity position,

•	Clear structural and procedural organisation of the RMS within a three-lines-of-defence structure.

Rentenbank is not a CRR institution within the meaning of Section 1 (3d) of the German Banking Act (Kreditwesengesetz, KWG). It is subject to the national jurisdiction of the German regulators, the Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin) and the Bundesbank. Rentenbank is nonetheless subject to the Capital Requirements Regulation (CRR) pursuant to Section 1a (1) KWG. Furthermore, Rentenbank does not keep a trading book according to Article 4 paragraph 1 numbers 85 and 86 CRR.

Organisation of risk management

The Management Board bears overall responsibility for the RMS. It is informed about the risk situation on a regular and ad-hoc basis.

The Management Board informs the Supervisory Board about the risk situation in the regular meetings of the Supervisory Board. It informs the Supervisory Board about material risk-relevant events on an ad-hoc basis.

The Supervisory Board has formed various committees to deal with specific issues. The Management Board reports on the risk situation in the meetings of the Risk Committee. Besides discussing the risk situation, the Risk Committee deals with material risk-relevant issues. The Audit Committee particularly

MANAGEMENT REPORT	25	AR 2024

deals with the auditor’s report and the annual financial statements. Both committees and the competent regulatory authorities receive the risk report on a quarterly basis.

Rentenbank has established various committees to manage the Bank’s business and risks. The Risk Committee, which convenes at least once every quarter, is the central committee bearing responsibility for risk management. It discusses central issues and topics of risk management and advises the Management Board on this subject. Besides the members of the Management Board, the committee members include the Head of the Risk Controlling Department and the Heads of the Credit, Finance, Treasury, and Promotional Activity Departments. The Finance Committee deals with the Bank’s financial situation and the Market Committee deals with promotional topics and treasury topics. The Sustainability Board deals with sustainability-related requirements and the operational and strategic implications of these requirements for Rentenbank.

To ensure a robust RMS, Rentenbank has organised its internal control system (ICS) in a clear three-lines-of-defence structure. The first line of defence is formed by primary and key controls in the operating units. The second line of defence is composed of the Regulatory Issues Work Group (ART), the special MaRisk functions of Risk Controlling and Compliance pursuant to the German Minimum Requirements for Risk Management (Mindestanforderungen an das Risikomanagement, MaRisk), the officers in charge of information security, money laundering and other criminal acts, and data protection. The Internal Audit Department forms the third line of defence.

MANAGEMENT REPORT	26	AR 2024

The CRO serves as the Head of the Risk Controlling Department pursuant to the MaRisk. The Risk Controlling Department performs essential tasks of the Risk Controlling function, which include supporting the Management in all risk policy matters, particularly in the development and implementation of the risk strategy, the regular monitoring of the limits defined to ensure the Bank’s risk-bearing capacity, risk reporting, the daily valuation of financial instruments and market conformity checks, and risk assessment in the “New Products Process” (NPP).

In accordance with the MaRisk requirements, risks are monitored and reported independently of the front office functions Promotional Activity and Treasury.

The back office function is performed by the Credit Department, which casts the market-independent vote on credit decisions. This department also monitors compliance with credit default risk-specific limits for purposes of loan portfolio management.

Rentenbank’s Compliance function is directly subordinated to the Management Board organisationally and reports directly to it. In addition, Rentenbank has established a central office for the prevention of money laundering, terrorist financing, and other criminal acts. The Money Laundering Officer is directly subordinated to the Management Board organisationally and reports to it directly.

The Information Security Department (ISD) bears responsibility for all information security concerns. The head of this department performs the function of Information Security Officer (ISO) prescribed by the Regulatory Requirements for IT in Financial Institutions (Bankaufsichtliche Anforderungen an die IT, BAIT).

Internal Audit audits and evaluates the legal compliance of activities and processes and the appropriateness and effectiveness of the RMS and the ICS on a risk-oriented and process-independent basis. It reports directly to the Management Board and performs its duties in an autonomous and independent manner.

Business and risk strategies

Rentenbank’s risk strategy is consistently derived from its business strategy. The risk strategy comprises both the general risk strategy and the sub-strategies related to specific risk types, as well as the Venture Capital Policy.

MANAGEMENT REPORT	27	AR 2024

The Risk Appetite Framework comprises all strategies and guidelines, methods, processes, responsibilities, controls, and systems from which the risk appetite is derived, communicated, and monitored. Apart from minimum targets, alert thresholds, and limit systems, the Framework also includes an appropriate compliance culture and an actively practiced, appropriate risk culture.

The Risk Appetite Statement describes the extent to which the Bank is prepared to accept risks and allocate risk capital in order to achieve its strategic objectives. The risk appetite is defined on the basis of quantitative requirements and qualitative assertions. The requirements are concretised in the form of the limits and alert thresholds defined in line with the risk-bearing capacity.

The risk strategy, the Risk Appetite Framework, and the Risk Appetite Statement define the main risk management parameters established by the Management Board.

The credit risk strategy is shaped by the promotional mandate. To promote agriculture and rural areas, funding is only granted as a rule to banks domiciled in the Federal Republic of Germany or another EU country that conduct business with agricultural enterprises, enterprises in upstream or downstream sectors, or in rural areas. The special promotional loans are only granted to promote investments in Germany.

MANAGEMENT REPORT	28	AR 2024

Rentenbank is also authorised to acquire equity interests, purchase shares in venture capital funds, and provide funding to the German federal states, German rural districts, and German municipalities in the form of promissory note bonds, registered securities, and bearer securities.

Thus, the Bank’s lending activity is limited to the funding of credit institutions and financial institutions as defined in Article 4 CRR and to providing capital to German local authorities.

In accordance with the Bank’s credit risk strategy, only a Rentenbank subsidiary may grant loans directly to enterprises. No such direct loans were granted in 2024.

Derivatives are only used as hedging instruments and are only concluded with business partners with whom Rentenbank has entered into a collateral agreement.

Rentenbank’s credit risk strategy demands a careful selection of business partners and products for all business activities. In accordance with its core competencies and business model, Rentenbank mainly choose banks and public-sector borrowers as business partners. By reason of its promotional mandate, Rentenbank is necessarily exposed to the banking sector as a sector concentration risk. As an indicator of the Bank’s risk profile, the average credit rating of the total loan portfolio should be at least A+, with due regard to product credit ratings.

One objective of the market risk strategy is the avoidance of interest rate risks that could lead to a decrease or loss in net interest income that would endanger the achievement of the Bank’s promotional goals. Furthermore, market risks are limited and managed on a present value basis. Foreign currency positions are closed as a basic rule.

The objectives of the liquidity risk strategy are to ensure the Bank’s solvency at all times, even under stress conditions, and to optimise the funding structure.

Non-financial risks, which include operational and strategic risks according to the Bank’s understanding, are managed with the goal of preventing losses by ensuring the quality of all the Bank’s operational processes. Compliance with regulatory requirements and the minimisation of reputation risks by means of appropriate communication management and a code of conduct are likewise components of the risk strategy.

MANAGEMENT REPORT	29	AR 2024

Risk culture

Rentenbank’s risk culture shapes its understanding of dealing with risks on a day-to-day basis. It comprises all standards, attitudes, and behavioural patterns related to risk awareness, risk appetite, and risk management. Rentenbank has determined and defined the requirements for its risk culture. It has also defined key indicators for monitoring the active implementation of the risk culture. As core elements of the risk culture, all senior managers and staff members are required to handle the Bank’s risks responsibly and independently within the scope of their assigned responsibilities. All senior managers and staff members are accountable for their conduct with respect to risks. The risk culture status quo was determined by means of an employee questionnaire and measures to further improve the risk culture were formulated.

Risk inventory

The risk inventory provides a structured overview of all risks that could harm the Bank’s financial position, capital resources, financial performance, or liquidity situation. This overview also comprises risk concentrations within individual risk types and between risk types.

The risk profile established in this way forms the basis for the Risk Appetite Statement and for the measurement, monitoring, and management of risks at Rentenbank. The risk inventory also serves the purpose of enhancing the transparency of risks, which also supports the risk culture of Rentenbank. The risk profile comprises the following material risk types: credit default risks, market risks, liquidity risks, and non-financial risks. Non-financial risks include operational and strategic risks. Particular attention is also given to changes in the area of Environmental, Social and Governance (ESG) in the monitoring of risks. ESG risks are integrated into the RMS as risk drivers of the risk types, including by means of scenario analysis.

In addition, material risks are identified by means of indicators based on quantitative and qualitative risk characteristics and reported. Risks are further identified as part of the New Products Process (NPP), key controls of the ICS system, and daily control and monitoring activities.

MANAGEMENT REPORT	30	AR 2024

Validation of risk measurement

A validation framework based on the regulatory requirements specifies the modalities for validating the methods and procedures defined for the measurement of material risk types in Rentenbank’s Internal Capital Adequacy Assessment Process (ICAAP) and Internal Liquidity Adequacy Assessment Process (ILAAP).

The methods and procedures are validated at least once a year. The separation between method development and validation is ensured by organisational segregation. The objective of the validation process is to critically review the quality of the risk measurement methods and models employed, as well as the corresponding parameters and assumptions, on the basis of quantitative and qualitative analysis. The assessment is based on a defined methodology. The validation results are discussed by the Risk Committee.

Risk-bearing capacity

Rentenbank’s risk-bearing capacity concept is the central element of its Internal Capital Adequacy Assessment Process (ICAAP) and the basis for the operational implementation of its risk strategy. The objectives of the risk-bearing capacity concept are to ensure the continuation of the Bank as a going concern in order to fulfil its promotional mandate in compliance with the regulatory requirements, to ensure the long-term preservation of the Bank’s capital, and to protect creditors against economic losses. These objectives are reflected in the two perspectives of the Bank’s risk-bearing capacity concept, which encompasses a Normative Approach and an Economic Approach. The risk management processes are designed to fulfil these objectives and requirements equally. The monitoring of limits within the risk-bearing capacity concept is supplemented with stress tests, which are reported to the Management Board and discussed there and in the Risk Committee on a regular basis.

Normative Approach

The managerial objective of the Normative Approach is to fulfil all regulatory minimum capital requirements and standards. For this purpose, the Bank determines whether the Bank’s capital resources are sufficient to ensure compliance with all regulatory requirements and thus the continuation of the Bank as a going concern, in the base scenario and in the adverse scenarios,

MANAGEMENT REPORT	31	AR 2024

both as of the reporting date and over the period covered by the multi-year (five-year) capital plan. The capital resources should also make it possible for the Bank to sustainably pursue its business strategy under these scenarios.

The Bank’s regulatory own funds under the Normative Approach at the reporting date and in comparison with the corresponding prior-year figures is presented in the table below:

	31/12/2024	31/12/2023
	m EUR	m EUR
Subscribed capital	135.0	135.0
Retained earnings	1,233.6	1,215.1
Fund for general banking risks	3,479.8	3,395.0
Intangible assets	-48.4	-39.1
Tier 2 capital	0.0	0.7
Regulatory own funds	4,800.0	4,706.7

The increase in own funds compared to the previous year resulted mainly from profit retention in the previous year. The eligibility of Tier 2 capital expired in 2024.

Risk exposures and risk-weighted assets (RWAs) are presented in the table below:

	Risk Exposure	Risk Exposure
	31/12/2024	31/12/2023
	m EUR	m EUR
Credit default risk	11,454.8	13,967.3
CVA charge	530.5	541.9
Operational risk	544.3	536.5
Total RWAs	12,529.6	15,045.7

MANAGEMENT REPORT	32	AR 2024

The considerably lower RWAs resulted mainly from upgrades of external ratings of business partners with high business volumes, but also from the lower volume of special promotional loans. The combination of these effects led to much higher capital ratios in 2024. For information purposes, moreover, the plan values for the following three years from the base scenario applied in the capital plan are presented in the table below. The first-time application of the CRR III as of 2025 is expected to have negative effects on the capital ratios. However, the capital ratios will still be well above the minimum regulatory requirements:

	Reporting Date	Base Scenario
	31/12/2024	2025	2026	2027
Total capital ratio in %	38.3	28.6	29.5	29.7
Tier 1 capital ratio in %	38.3	28.6	29.5	29.7
CET 1 capital ratio in %	38.3	28.6	29.5	29.7
Leverage ratio in %	10.2	11.2	11.4	11.7

The various geopolitical crisis situations and the mild recession in Germany had no observable material effects on Rentenbank’s key risk indicators in 2024. Under the base scenario considered for capital planning purposes, a continuation of the conflicts and a decrease in inflation accompanied by a modest economic recovery are assumed. In the base scenario, therefore, Rentenbank anticipates a stable development of its portfolio from a risk perspective. This is reflected in the capital ratios.

The regulatory requirements are fulfilled as of the reporting date and at all times considered in the base scenario of the capital plan.

In addition to the base scenario, various adverse scenarios involving seriously negative market-wide and institution-specific developments are analysed for capital planning purposes. Even considering the CRR III effects, all regulatory requirements will be met at all times.

MANAGEMENT REPORT	33	AR 2024

Economic Approach

The objectives of the Economic Approach are to ensure the long-term preservation of the Bank’s capital and protect creditors against economic losses. For this purpose, the economic capital is checked against the total risk exposure and assessed both as of the reporting date and in the base scenario of the capital plan.

Economic capital includes undisclosed reserves and liabilities from securities and promissory note bonds of the German federal states, including their hedges, as well as the reserves pursuant to HGB 340f. Interim profits or losses (during the year) are included, while planned and not yet realised profits are not included.

The economic capital applied in the Economic Approach is presented as of the reporting date and in the previous year in the table below:

	31/12/2024	31/12/2023
	m EUR	m EUR
Subscribed capital	135.0	135.0
Retained earnings	1,252.6	1,233.6
Fund for general banking risks	3,553.5	3,479.8
Undisclosed liabilities / reserves	211.1	706.8
Economic capital	5,152.2	5,555.2

The planned utilisation of profit from 2024 is included in economic capital. The significant decrease in economic capital in 2024 resulted from a methodological conversion under which additional items were included in Undisclosed liabilities/reserves, as well as somewhat higher credit spreads.

MANAGEMENT REPORT	34	AR 2024

Under the Economic Approach, risks in all positions are considered independently of their accounting treatment. Risks are calculated at a confidence level of 99.9% and for a time period of one year. The risk exposures of the individual risk types are aggregated without regard to diversification effects. They break down as follows:

	Risk Exposure	Risk Exposure
	31/12/2024	31/12/2023
	m EUR	m EUR
Credit default risks	470.5	392.9
Market price risks	1,826.6	1,453.1
of which interest rate risks	558.6	543.5
of which CVA risk from derivatives	39.6	65.1
of which spread and other risks	1,213.4	829.5
of which risk buffer	15.0	15.0
Non-financial risks	93.1	102.1
of which operational risks	62.1	74.1
of which strategic risks	31.0	28.0
Total risk	2,390.2	1,948.1

Rentenbank’s risk-bearing capacity under the Economic Approach was assured at each observation date in 2024. All limits were kept. The utilisation of economic capital at the reporting date was 46.39%, considerably higher than in the previous year (35.07%), due to the lower amount of economic capital and the corresponding increase in exposures from the measurement of credit spread risks and a corresponding increase in migration risks within credit default risks.

Stress tests

The objective of the stress tests is to analyse whether Rentenbank’s risk-bearing capacity would also be assured in unusual, but plausible scenarios affecting different risk types. For this purpose, a hypothetical scenario

MANAGEMENT REPORT	35	AR 2024

(economic downturn and further rise in inflation) and an historical scenario (financial markets crisis and ensuing sovereign debt crisis) are simulated. Market-wide and institution-specific aspects are considered in these scenarios. The main risk parameters applied in the stress scenarios are credit rating deterioration, changes in interest rates, and a widening of credit spreads. The effects of the stress scenarios are analysed from the normative and economic perspectives. Under the Normative Approach, the effects of the scenarios on the income statement and equity and particularly also on risk-weighted assets are simulated over a time period of three years. The dominant risk under the Normative Approach is credit default risk; under the Economic Approach, credit default risk and market risk are particularly relevant.

Under both approaches, Rentenbank’s risk-bearing capacity is assured also in the stress scenarios without the use of regulatory reliefs from capital and liquidity requirements, thus confirming the Bank’s comfortable capital situation.

In addition to these stress scenarios, the Bank also conducts an inverse stress test to identify those events that would cause the Bank’s risk-bearing capacity to be no longer assured. The Bank also analyses the impact of sustainability risks under different scenarios (see separate section).

Credit default risks

Definition

Credit default risk refers to the risk that a counterparty would not be able to fulfil its payment obligations, or only in part, as well as the risk of valuation losses due to the deterioration of credit ratings. This risk type is sub-divided into credit risk, migration risk, and country risk.

The Bank’s lending business is largely limited to the funding of credit institutions, institutions, and financial institutions according to the definitions of Article 4 CRR, as well as other interbank transactions. The credit risk inherent in the ultimate borrowers of special promotional loans lies with the local bank extending the loans. In addition, funding is provided to German federal states, German rural districts, and German municipalities.

MANAGEMENT REPORT	36	AR 2024

Risk assessment and management

The central risk parameters for the determination of credit default risk are probability of default, loss given default, exposure at default, and the correlations between business partners, with the aid of which simultaneous defaults of business partners are simulated in the credit portfolio model.

The probability of default is derived from the credit ratings of the Bank’s business partners. The credit rating is assigned by way of an internal risk classification process under which individual business partners or transaction types are assigned to one of 20 credit rating categories. The best ten rating categories AAA to BBB- are reserved for business partners with low risks (“investment grade”). The seven rating categories BB+ to C signify latent or heightened latent risks, and the three rating categories DDD to D signify problem loans and business partners in default.

The credit ratings of our business partners are reviewed at least once a year on the basis of an analysis of their financial statements and financial position. For this purpose, key performance indicators, qualitative characteristics, the background of shareholders, and other supporting factors such as their affiliation with a protection scheme or state guarantee mechanisms are considered. The country risk of the business partner’s country of domicile is also considered in assessing the credit quality. For certain products such as German mortgage bonds (Pfandbriefe), the associated collateral or cover assets are considered as a further criterion, in addition to the respectively applicable national regulations, in determining the product rating. Whenever the Bank becomes aware of current information about negative financial data or a deterioration of the business partner’s business outlook, the credit rating is reviewed and adjusted if necessary.

The loss given default quantifies that portion of the exposure that would be irrecoverable after the default of a business partner and the realisation of collateral. To quantify its credit default risks, Rentenbank applies product-specific or transaction type-specific loss ratios determined on the basis of analytical and expert-based methods. In particular, the utilisation chain of the special promotional loans granted by way of on-lending is considered in the measurement and parameterisation of the loss given default for special promotional loans. Rentenbank also relies on external data sources in assessing specific transaction types.

MANAGEMENT REPORT	37	AR 2024

The exposure at default corresponds to the net balance at the reporting date, plus off-balance sheet transactions with individual business partners. This indicator represents the residual value or market value of the exposure. In determining the amount of exposure under derivatives, a premium is added to account for market value fluctuations, with due consideration given to contractual netting clauses and any cash collateral furnished and received.

Under the Economic Approach, the credit value at risk is calculated by way of a credit portfolio model with due consideration given to correlations between business partners and migration risks.

The method described above makes it possible to measure, monitor, and manage risks in accordance with the MaRisk requirements. In this way, adverse developments and portfolio concentrations can be quickly identified and countermeasures initiated.

Limitation and monitoring

The maximum credit limit for all credit limits and a maximum limit for unsecured lines are set by the Management Board to limit credit default risks. Concentration risks are managed and limited at several levels of the Bank by means of various targeted concepts. In addition, country limits and currency transfer limits are set to limit the corresponding risks.

A limit system manages the amount and structure of all credit default risks. Internal limits are set for all borrowers, issuers, and counterparties and are sub-divided where appropriate for specific products and maturities. The Bank’s risk classification system is the central decision-making basis for the adoption of limits. In addition, certain minimum credit ratings have been established for individual transaction and limit types.

For risk-bearing capacity purposes, credit default risks are limited on the basis of the credit value at risk determined in the credit portfolio model.

In addition, risk indicators provide early indications of potential risk increases and risk shifts within the portfolio. Alert thresholds are established to quickly detect higher limit utilisation levels so that appropriate countermeasures can be taken.

MANAGEMENT REPORT	38	AR 2024

Limits are monitored on a daily basis. Limit overruns are immediately reported to the Management Board.

Thus, credit default risks are managed, monitored, and reported for individual transactions at the borrower level and borrower unit level, at the country level, and at the level of the overall credit portfolio.

Portfolio overview

More than 90% of the Bank’s risk exposures are backed by collateral in the form of assignments of claims under funded loans to ultimate borrowers and state guarantee mechanisms. The Other risk exposures are likewise mainly secured products such as German mortgage bonds (Pfandbriefe) and covered bonds. Unsecured risk exposures largely consist of loans to and receivables from banks belonging to joint liability schemes in Germany (Haftungsverbünde).

The overall credit portfolio of EUR 92 billion (previous year: EUR 95 billion) comprises the nominal amounts of risk exposures in euros, including special promotional loans with the corresponding assignments of claims under funded loans to the ultimate borrowers, state-guaranteed special promotional loans, registered bonds, promissory note bonds, securities, money market and derivative transactions, equity interests, venture capital investments, and all externally committed credit facilities, but not loans granted from the German federal government’s Special-Purpose Fund. The risk exposures of companies in which Rentenbank holds direct equity interests are included in the equity interests.

Derivative financial instruments may only be concluded as hedging instruments on the basis of a netting and collateral agreement.

In the three tables below, risk exposures are aggregated on the basis of country of domicile and at the level of the legally independent business partner without regard to Group affiliations. The risk exposures are assigned to credit rating categories on the basis of product ratings. The presented figures are based on nominal amounts.

MANAGEMENT REPORT	39	AR 2024

The portfolio is secured at a rate of over 90%. It breaks down as follows:

Credit Rating Categories (in euro billions)

Country Groups (in euro billions)

80
70
60
50
40
30
20
10
0
Germany
EU
OECD
Supranational institutions
Other
2023
2024

MANAGEMENT REPORT	40	AR 2024

Counterparty groups (in euro billions)

40
30
20
10
0
Public-sector banks
Cooperative banks
Private-sector banks/
Other banks
Central banks
Foreign banks
Local government
authorities
Non-banks
2023
2024

Rentenbank has no exposure to Russian, Belorussian, or Ukrainian business partners or their subsidiaries. The exposure of Rentenbank’s business partners to Russia and/or Ukraine is very limited. Therefore, the direct effects of the Russia-Ukraine crisis on the business performance of the affected institutions are manageable on the whole. Rentenbank is also monitoring the current developments in Israel and Gaza. It does not see any effects on the Bank’s business partners at the present time.

MANAGEMENT REPORT	41	AR 2024

Loan loss provisions

Specific valuation provision

The Bank assesses on a monthly basis whether there are any indications that not all payments of interest and principal can be made in accordance with the applicable contractual provisions. For financial reporting purposes, the necessity of recognising a specific valuation allowance in respect of a given loan receivable is assessed on the basis of the following criteria:

●	“Non-investment grade” credit rating,

●	non-performing, deferred, or restructured exposures,

●	significant deterioration of the business partner’s credit quality,

●	significant deterioration of the credit rating of the business partner’s country of domicile.

As in the previous year, it was not necessary to recognise specific valuation allowances at the reporting date.

Value corrections of venture capital equity investments

The venture capital funds are assigned to Fixed assets at Rentenbank. A value correction of euro 0.3 million was made in one fund in 2024.

General valuation allowance

General valuation allowances are recognised to account for latent credit default risks. The amounts of such general valuation allowances are determined on the basis of the probability of default and the loss given default.

The general valuation allowances for loan receivables, securities, and irrevocable credit commitments amounted to euro 3.1 million, negligibly lower than in the previous year (euro 3.2 million).

Market risks

Definition

Market risk refers to the potential losses arising from changing market data. It encompasses interest rate risks, CVA risks from derivatives, spread risks, and other market risks. The latter category comprises currency risks and volatility risks. Spread risks are sub-divided into credit spread risks, cross-currency basis spread risks, and tenor basis spread risks.

MANAGEMENT REPORT	42	AR 2024

Risk assessment and management

Interest rate risks

Interest rate risks from the present value perspective (Economic Value of Equity, EVE) and the income-oriented perspective (Net Interest Income, NII) are measured with reference to shifts of yield curves.

Interest rate risks are calculated and monitored from the present value perspective on a daily basis for the Treasury Management and Promotional Activity segments and on a monthly basis at the overall bank level. Applying stress scenarios under the Normative Approach, interest rate risks are measured from the income-oriented perspective over a time horizon of three years on the basis of the gap structure in the interest rate scenarios considered.

Six interest rate shock scenarios specified by the regulatory authority are calculated as well. At the reporting date, the regulatory interest rate coefficient to be applied for simulating an interest rate increase was 10.9%. The extensive new CoRep IRRBB minimum reporting requirements have been implemented.

Generating material income from the assumption of interest rate risks is not one of the Bank’s strategic objective. Interest rate risk is limited through the use of derivatives on the basis of micro-hedges or macro-hedges, the latter being used for the special promotional loans.

Spread risks

Spread risks are calculated with a Value-at-Risk (VaR) model on the basis of an historical simulation. In this process, the credit spread risks of securities, promissory note bonds, all registered securities, and basis spread risks are quantified and limited. Credit spread risks are managed on the basis of the buy-and-hold strategy, particularly in observance of the requirements specified by the credit risk strategy.

Other market risks

Even in the case of closed foreign currency positions, the market values of underlying and hedging transactions can differ from each other by reason of different measurement parameters, mainly the spreads. When converted to euros, these differences lead to present value differences resulting from the exchange rates applied, which are considered as currency risk. Aside from certain immaterial positions in the clearing accounts, there are no open foreign currency positions. Volatility risk refers to the risk that the value of an option could change as a result of changes in volatilities. Rentenbank only holds interest rate-related options, which also include embedded options,

MANAGEMENT REPORT	43	AR 2024

particularly in the case of loans with termination rights. Currency risks and volatility risks are measured and limited by means of scenario-based changes in exchange rates, cap floor volatilities, and swaption volatilities.

Other market risks such as equity transaction risks and commodity transaction risks are not relevant to the Bank by reason of its business model.

CVA risk

CVA risk refers to the risk of potential market value losses in derivatives resulting from a deterioration of the counterparty’s credit rating. The parameters applied in the calculation are the business partner’s probability of default, which is derived from credit default swaps, the loss given default, and the potential market value changes (potential future exposure) at the level of netting pools. CVA risk is limited by means of collateral agreements and limits.

Risk buffer

Risk modelling uncertainties and simplifications are additionally accounted for by means of a risk buffer.

Liquidity risks

Definition

Liquidity risk refers to the risk of not being able to meet current or future payment obligations or only to a limited degree. This also includes intraday liquidity risk, market liquidity risk, and funding cost risk.

Funding cost risk refers to the risk that future funding resources could only be raised or a liquidity surplus would have to be invested under unexpectedly worsened cost conditions.

Risk assessment and management

The objectives of liquidity management are to ensure the Bank’s ability to meet its financial obligations at all times, also under stress conditions, to optimise the funding structure, and to coordinate the Bank’s own issues in the money market and capital markets. To achieve these objectives, Rentenbank has implemented a suitable Internal Liquidity Adequacy Assessment Process (ILAAP).

MANAGEMENT REPORT	44	AR 2024

In the ILAAP, liquidity risks are backed by liquidity coverage potential in the form of liquid assets. The starting point for the measurement of liquidity risk is the cumulative net liquidity requirement, which is also considered under different stress scenarios. The liquidity coverage potential on hand at the given point in time (liquidity buffer) is checked against the cumulative net liquidity requirement. The utilisation rate is considered over short-term, medium-term, and long-term horizons and limits are set on each such utilisation rate. In accordance with the MaRisk, the potential utilisation of the liquidity coverage potential is explicitly calculated for periods of one week and one month.

Stress scenarios are employed for the purpose of analysing the effects of unexpected, unusual events on the Bank’s liquidity position and market liquidity risk. The scenarios include a market-wide scenario involving a decline in the prices of securities (market liquidity) and liquidity outflows for cash collateral. In addition, an idiosyncratic scenario involving simultaneous calls of all irrevocable credit commitments and default on the part of important borrowers is simulated. This scenario mix is used to simulate the cumulative occurrence of liquidity stress scenarios. Liquidity stress tests are also conducted on an ad-hoc basis when risk-relevant events occur. The composition and appropriate diversification of the liquidity coverage potential are checked as part of the validation process.

The regulatory liquidity ratios Liquidity Coverage Ratio (LCR) and Net Stable Funding Ratio (NSFR) are calculated and limited as well.

The scenario mix is defined as a management-relevant scenario. The minimum survival horizon is assured by the use of a traffic light system.

The short-term, medium-term, and long-term liquidity limits are monitored and reported on a daily basis.

The current liquidity position and liquidity buffer utilisation rate, as well as a 90-day forecast of the net liquidity requirement expressed in the LCR, are monitored on a daily basis. The other internal and regulatory ratios are calculated and monitored on a monthly basis.

The instruments available for the purpose of managing the short-term liquidity position are interbank funds, ECP placements, and open market operations with the Bundesbank. In addition, securities can be purchased for liquidity management purposes and funds maturing in up to two years can be raised by way of the Euro Medium-Term Note programme (EMTN programme), promissory notes, and global bonds or domestic capital market instruments.

MANAGEMENT REPORT	45	AR 2024

The bonds issued by Rentenbank are classified in the EU as “liquid assets” in the sense of the LCR. Rentenbank’s bonds may be held as highly liquid assets in other jurisdictions as well (exempli gratia, United States and Canada).

As in the previous year, the Bank’s liquidity was assured at every date considered in the reporting period, also under stress assumptions. All liquidity limits and regulatory liquidity ratios were comfortably kept. The average LCR was 4.15 (3.89) and the average NSFR was 1.32 (1.34).

Funding cost risks are measured as part of the risk inventory and validation process. They were below the internally defined materiality limit in the reporting period.

Non-financial risks

Definition

Non-financial risks are sub-divided into operational risks and strategic risks.

Operational risks arise as a result of non-functioning or defective systems and processes, misconduct on the part of humans, or external events. Operational risks include legal risks, compliance risks, outsourcing risks, IT risks, information security risks, personnel risks, model risks, project risks, and event or environmental risks.

Strategic risks are sub-divided into business/strategic risks, reputation risks, and pension risks.

Business/strategic risk refers to the risk that business strategy objectives would not be attained due to business strategy positioning or detrimental changes in the framework conditions for Rentenbank and that this non-attainment of business strategy objectives would have an adverse effect on the Bank’s financial position and financial performance.

Reputation risk refers to the risk of losses as a result of a worsening of the perception of Rentenbank in the minds of relevant internal and external stakeholders, which would have adverse economic effects or lessen the trust placed in Rentenbank.

Pension risk refers to the risk of an inadequate measurement of pension provisions.

MANAGEMENT REPORT	46	AR 2024

Risk assessment and management

From an economic perspective, non-financial risks are quantified by means of a simulation model (Value at Risk). The data basis comprises the risk estimates from the self-assessments of the process owners, the risk analyses of other organisational units, and historical losses from operational risks. The risk model allows for a detailed analysis of individual risks and risk drivers, as well as the simulation of scenarios.

All the Bank’s loss events and near losses are decentrally recorded in a loss event database by the Operational Risk Officer. Risk Controlling analyses and aggregates the loss events and refines the methodological instruments.

In the self-assessments, material operational risk scenarios of specific business processes are analysed and assessed with a view to inherent risks and risk-reducing measures are adopted.

Risk Controlling aggregates and analyses all non-financial risks on a centralised basis. This department is responsible for the use of instruments and the refinement of risk identification, assessment, management, and communication methods. Non-financial risks are managed by the respective organisational units.

The Legal & Committees Department manages and monitors legal risk. It informs the Management Board about current or potential legal disputes on an ad-hoc basis and also periodically in the form of semi-annual reports. The Bank minimises legal risks from contracts by largely employing standardised contracts. The Legal Department is involved in the corresponding decisions at an early stage and important projects are coordinated with the Legal & Committees Department. Legal disputes are immediately entered into the loss event database. A specified risk indicator is monitored to ensure the early identification of risks.

Regulatory risks as a sub-category of compliance risks are managed by the Compliance function and the regulatory working group ART, by means of active participation in regulatory initiatives and other legislative initiatives affecting Rentenbank, and the identification of potential consequences for the Bank.

On the basis of a materiality and risk assessment, compliance-related risks are identified and analysed to assess whether the general and institution-specific requirements for an effective organisation are met. The same procedure is applied with respect to risks related to money laundering,

MANAGEMENT REPORT	47	AR 2024

terrorist financing, and criminal acts, which could endanger the Bank’s assets. Organisational measures to optimise risk prevention are defined on the basis of the risks identified in this procedure.

The fulfilment of duties of care and the identification of contractual partners (know-your-customer principle) are particularly important elements of money laundering prevention. The necessary procedures and processes for this purpose have been implemented and any suspected cases are referred immediately by the Anti-Money Laundering Officer to the Central Financial Intelligence Unit (FIU). The Bank is not aware of any suspicious cases involving money laundering, terrorist financing, or other criminal acts in 2024.

The risks associated with the outsourcing and other purchases of IT services are identified as a sub-category of operational risks. Rentenbank has instituted the position of a Central Outsourcing Officer who is supported by the Central Outsourcing Management Department. Outsourced activities are monitored decentrally. The Central Outsourcing Management Department also performs risk management and monitoring with respect to the portfolio of outsourced activities. Outsourced activities are classified as material or immaterial on the basis of a standardised risk analysis. Material outsourced activities are subject to special requirements, particularly with regard to contracts, management, monitoring, and reporting.

Rentenbank has implemented an Information Security Management System (ISMS) to protect data, systems, networks, and the business premises. The Information Security Department monitors compliance with all standards and requirements for the confidentiality, availability, and integrity of information specified in the ISMS. Employees are regularly trained in matters of information security and sensitised to risks by means of different channels. Information security risks are integrated into operational risk management and are transparently reported. This also includes risks arising from threats related to cyber-attacks. To this end, Rentenbank arranges for external service providers to conduct penetration tests on a regular basis.

The Bank’s Emergency Management Department has defined preventive and reactive measures to protect time-critical business processes in case of emergency or crisis. The manner of dealing with business interruptions is detailed in the Emergency Handbook, business continuation plans, and recovery plans. Rentenbank reviews and monitors the efficacy of these plans on the basis of test and drill plans.

A code of conduct and professional corporate communication help to minimise reputation risks.

MANAGEMENT REPORT	48	AR 2024

To measure the risks inherent in pension provisions, an actuarial opinion is prepared by an outside expert on the basis of parameters such as interest rates, inflation, and life expectancies. The corresponding interest rate risks are taken into account in the monitoring of Interest Rate Risk in the Banking Book (IRRBB).

Non-financial risks are limited separately by operational and strategic risks in the economic risk-bearing capacity calculation.

The loss events identified in the reporting period, the insights gained from the self-assessments, the risk assessment of the organisational units, and the monitoring of early warning indicators do not show any risks that would endanger the Bank’s continuation as a going concern.

ESG risks

ESG risks in the areas of climate and environment are sub-divided into physical and transition risks. Physical risks arise from both extreme weather events and their consequences, as well as long-term changes in climatic and ecological conditions. Transition risks arise in relation to the conversion to a low-carbon economy.

ESG risks are not regarded as a standalone risk type, but rather as a driver of classic risk types at Rentenbank. ESG risk drivers relevant for Rentenbank were identified from a long list of potential ESG risk drivers. The identification of these ESG risk drivers was based on risk exposure, financial effects, and the potential transmission channel.

In its promotional activity, Rentenbank ensures the funding of local banks that grant its special promotional loans. The local bank bears the default risk of the ultimate borrower. Therefore, Rentenbank’s customers are nearly all classified as banks or German state institutions. The Bank does therefore not invest directly in agriculture and forestry.

Based on this classification, Rentenbank analyses the potential effects of sustainability risks. Individual ESG aspects are already taken into account within the existing credit rating procedures. Rentenbank has employed controversy screening as part of its credit assessment process since 2023. An ESG scoring procedure was introduced in 2024.

MANAGEMENT REPORT	49	AR 2024

Various ESG scenarios focused on climate and environmental risks have been analysed and the potential effects of climate change on Rentenbank’s capital and risk situation have been examined since 2020. The ESG scenarios were developed on the basis of currently available information and assessments (including the “Network for Greening the Financial System”). Two scenarios that reflect Rentenbank’s physical and transition risk drivers as broadly as possible were selected. Quantitative estimates of the long-term effects of both scenarios were performed. As expected, the effects on Rentenbank’s risk indicators were found to be minor. The scenarios are continually refined on the basis of new insights, particularly those of the Network of Central Banks and Supervisors for Greening the Financial System (NGFS). In addition, the development of the CO2 price is monitored as a risk indicator.

Financial reporting process

The essential purpose of the financial reporting process is to track the account assignment and processing of transactions all the way to the preparation of the required annual financial statements.

The purpose of the financial reporting-related ICS/RMS is to ensure compliance with financial reporting standards and regulations and to ensure legally compliant financial reporting.

Rentenbank prepares its financial statements in accordance with the regulations of the German Commercial Code (Handelsgesetzbuch, HGB) and the Regulation on the Financial Reporting of Credit Institutions, Financial Services Institutions, and Investment Firms (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute, RechKredV).

The regulations are documented in handbooks and procedural instructions. The Finance Department monitors these documents regularly and adapts them to changed statutory, regulatory, and procedural requirements. The involvement of the Finance Department in the “New Products Process” ensures the appropriate representation of new products in the financial reporting system.

MANAGEMENT REPORT	50	AR 2024

The documentation of the financial reporting process conforms with German Generally Accepted Accounting Principles (Grundsätze ordnungsmäßiger Buchführung, GoB) and is comprehensible to knowledgeable third parties. The statutory retention periods are observed with respect to the retention of the corresponding documents.

The functions of organisational units that play an important role in the financial reporting process are clearly separated. Appropriate subsidiary ledgers for money market accounting, loan accounting, securities accounting, and liabilities accounting are assigned to the different organisational units and monitored by them. The data contained in the subsidiary ledgers are transferred to the general ledger by way of automated interfaces. The Finance Department is responsible for accounting, the definition of account assignment rules, the posting methodology, management of the posting programme, and the administration of the financial accounting system.

Rentenbank employs standard software in its financial reporting process. Authorisations are granted on a task-specific basis to protect the financial reporting process from unauthorised access. Plausibility checks are performed on a regular basis. In addition, the application of the dual control principle, standardised reconciliation routines, and budget-actual comparisons within the financial system ensure the prompt detection and correction of errors. These measures also serve to ensure the correct recognition, presentation, and measurement of assets and liabilities.

The functional efficacy of the financial reporting-related ICS/RMS is monitored by means of periodic, process-independent audits conducted by the Internal Audit Department.

Quality-assured, relevant data are promptly reported to the responsible persons via the Management Information System. The Management Board informs the Supervisory Board and its committees of the corresponding results on a regular basis. It also promptly informs them of specific events of importance.

MANAGEMENT REPORT	51	AR 2024

Annual financial statements

ANNUAL FINANCIAL STATEMENTS	52	AR 2024

Balance Sheet of Landwirtschaftliche Rentenbank at 31 December 2024

Assets
			31/12/2024	31/12/2023
	Note	m EUR	m EUR	m EUR
1. Cash reserve
a) Cash on hand		0.0		0.2
b) Balances with central banks		56.2		21.4
of which: with the Bundesbank:
EUR 56.1 million (PY: EUR 21.4 million)			56.2	21.6
2. Loans and advances to banks	1
a) Payable on demand		9,081.4		8,695.2
b) Other loans and receivables		56,534.0		58,549.1
			65,615.4	67,244.3
3. Loans and advances to customers	2
of which: Secured by mortgages: EUR -.- million
(PY: EUR -.- million)
Municipal loans: EUR 6,980.1 million
(PY: EUR 7,316.4 million)			7,003.2	7,502.4
4. Bonds and other fixed-income securities	3/7
a) Commercial paper
ab) Other issuers
of which: Eligible as collateral with the Bundesbank EUR -.- million (PY: EUR -.- million)		50.4		0.0
b) Bonds and notes
ba) Public-sector issuers		977.5		801.8
of which: Eligible as collateral with the Bundesbank: EUR 848.4 million (PY: EUR 647.7 million)
bb) Other issuers		15,714.7		15,053.4
of which: Eligible as collateral with the
Bundesbank: EUR 13,367.6 million
(PY: EUR 12,649.0 million)			16,742.6	15,855.2
5. Shares and other non-fixed-income securities	4/7		33.2	13.4
6. Equity interests	5/7
of which: In banks: EUR 321.9 million
(PY: EUR 321.9 million)
In financial services institutions: EUR -.- million
(PY: EUR -.- million)
In investment firms: EUR -.- million (PY: EUR -.- million)			327.9	327.9
7. Shares in affiliated companies	5/7
of which: In banks: EUR -.- million (PY: EUR -.- million)
In financial services institutions: EUR -.- million
(PY: EUR -.- million)
In investment firms: EUR -.- million (PY: EUR -.- million)			49.6	49.6
8. Trust assets	6
of which: Trust loans: EUR 168.5 million
(PY: EUR 164.1 million)			168.5	164.1
9. Intangible assets	7
a) Purchased concessions, industrial property rights
and similar rights, and licenses to such rights			36.5	30.8
10. Property and equipment	7		80.1	66.4
11. Other assets	8		2,426.4	3,845.9
12. Prepaid expenses	9
a) From issuing and lending business		2,114.8		2,267.0
b) Other		330.6		398.7
			2,445.4	2,665.7
Total assets			94,985.0	97,787.3

ANNUAL FINANCIAL STATEMENTS	53	AR 2024

Liabilities and equity
				31/12/2024	31/12/2023
	Note	m EUR	m EUR	m EUR	m EUR
1. Liabilities to banks	10/21
a) Payable on demand			0.0		50.8
b) With agreed term or notice period			1,528.3		1,714.3
				1,528.3	1,765.1
2. Liabilities to customers	11
a) Other liabilities
aa) Payable on demand			0.0		137.0
ab) With agreed term or notice period			1,490.4		1,697.6
				1,490.4	1,834.6
3. Securitised liabilities	12
a) Debt securities issued				83,752.3	85,756.5
4. Trust liabilities	13
of which:
Trust loans: EUR 168.5 million (PY: EUR 164.1 million)				168.5	164.1
5. Other liabilities	14			351.7	377.4
6. Deferred income	15
a) From issuing and lending business			310.9		391.8
b) Other			2,081.1		2,232.9
				2,392.0	2,624.7
7. Provisions	16
a) Provisions for pensions and similar obligations			153.7		154.6
b) Other provisions			188.0		203.4
				341.7	358.0
8. Subordinated liabilities	17			0.0	40.0
9. Fund for general banking risks				3,553.5	3,479.8
10. Equity
a) Subscribed capital			135.0		135.0
b) Retained earnings
ba) Principal reserve pursuant to Section 2 (2)
of Rentenbank’s Governing Law		1,233.6			1,214.1
Allocations from guarantee reserve		0.0			1.0
Allocations from net income		19.0			18.5
			1,252.6		1,233.6
bb) Guarantee reserve pursuant to Section 2 (3)
of Rentenbank’s Governing Law		0.0			1.0
Withdrawals pursuant to Section 2 (3)
of Rentenbank’s Governing Law		0.0			1.0
			0.0		0.0
c) Distributable profit			19.0		18.5
				1,406.6	1,387.1

Total liabilities and equity				94,985.0	97,787.3
1. Contingent liabilities	19
a) Liabilities from guarantees and indemnity agreements				17.0	26.5
2. Other commitments	20
a) Irrevocable loan commitments				589.9	1,515.7

ANNUAL FINANCIAL STATEMENTS	54	AR 2024

Income Statement of Landwirtschaftliche Rentenbank
for the period from 1 January to 31 December 2024

			2024	2024	2024	2023
		Note	m EUR	m EUR	m EUR	m EUR
1.	Interest income from	22
	a) Lending and money market transactions		3,503.6			3,181.5
	b) Fixed-income securities and debt register claims		346.0			274.8
				3,849.6		3,456.3
	less negative interest: EUR 2.9 million					(3.7)
2.	Interest expenses	23		3,572.7		3,154.9

	less positive interest: EUR 0.0 million					(0.3)
					276.9	301.4
3.	Current income from
	a) Shares and other non-fixed-income securities			0.0		0.0
	b) Equity interests			10.6		8.6
					10,6	8,6
4.	Fee and commission income			0.6		0.5
5.	Fee and commission expenses			5.3		3.0
					-4.7	-2.5
6.	Other operating income	24			16.8	14.5
7.	General administrative expenses
	a) Personnel expenses
	aa) Wages and salaries		43.1			38.5
	ab) Social security contributions and expenses
	for pensions and other employee benefits		9.7			9.7
				52.8		48.2
	of which: EUR 3.1 million for pensions					(3.3)
	b) Other administrative expenses			63.8		55.2
					116.6	103.4
8.	Depreciation, amortisation and impairments of intangible assets as well as property and equipment				14.2	10.2
9.	Other operating expenses	25			5.5	9.7
10.	Write-downs and impairments of loans and advances and certain securities and additions to provisions for loan losses				49.8	75.5
11.	Write-downs and impairments of equity interests, shares in affiliated companies and securities held as fixed assets				0.1	0.0
12.	Income from reversals of write-downs and impairments of equity interests, shares in affiliated companies and securities held as fixed assets				0.0	0.0
13.	Additions to the fund for general banking risks				73.7	84.8
14.	Profit on ordinary activities				39.7	38.4
15.	Taxes on income and profit			1.6		1.3
16.	Other taxes not included in “Other operating expenses”			0.1		0.1
					1.7	1.4
17.	Net income for the year				38.0	37.0
18.	Allocations to retained earnings
	to principal reserve pursuant to Section 2 (2) of Rentenbank’s Governing Law
	from net income				19.0	18.5
19.	Distributable profit				19.0	18.5

ANNUAL FINANCIAL STATEMENTS	55	AR 2024

Statement of Cash Flows for the period ended 31/12/2024

	2024	2023
	m EUR	m EUR
Net income/loss for the period	38.0	37.0
Depreciation, amortisation and impairments, and reversals of impairments of loans and advances and fixed assets	14.2	10.2
Increase (+)/decrease (-) in provisions	-16.3	-21.8
Other non-cash expenses / income	123.8	160.3
Other adjustments (net)	21.9	20.6
Increase (-)/decrease (+) in loans and advances to banks	1,579.1	-1,313.4
Increase (-)/decrease (+) in loans and advances to customers	499.2	298.0
Increase (-)/decrease (+) in securities (not held as fixed assets)	- 50.0	–
Increase (-)/decrease (+) in other assets from operating activities	1,611.2	554.2
Increase (+)/decrease (-) in liabilities to banks	-236.8	7.6
Increase (+)/decrease (-) in liabilities to customers	-344.1	-250.3
Increase (+)/decrease (-) in securitised liabilities	-2,004.2	2,010.7
Increase (+)/decrease (-) in other liabilities from operating activities	-254.3	-1,499.9
Interest expenses / interest income	-276.9	-301.4
Income tax expenses / income	1.7	1.3
Interest and dividends received	3,863.2	3,464.9
Interest paid	-3,608.2	-3,184.1
Income taxes paid	-1.7	-1.3
Cash flow from operating activities	959.8	-7.4
Proceeds from disposal of financial investments	2,213.1	1,896.3
Payments for investments in financial investments	-3,048.7	-1,836.1
Proceeds from disposal of property and equipment	2.4	0.2
Payments for investments in property and equipment	-16.0	-10.6
Proceeds from disposal of intangible assets	0.0	0.0
Payments for investments in intangible assets	-17.6	-20.2
Cash flow from investing activities	-866.8	29.6
Appropriation of distributable profit pursuant to Section 9 of Rentenbank’s Governing Law	- 18.5	- 18.0
Net change in funds from other capital	- 40.0	0.0
Cash flow from financing activities	- 58.5	- 18.0
Net change in cash and cash equivalents	34.5	4.2
Cash and cash equivalents at beginning of period	21.6	17.4
Cash and cash equivalents at end of period	56.1	21.6

ANNUAL FINANCIAL STATEMENTS	56	AR 2024

The Statement of Cash Flows shows the changes in cash and cash equivalents for the 2024 and 2023 fiscal years from operating, investing and financing activities. Cash and cash equivalents correspond to the Cash reserve reported in the balance sheet.

Cash flows are allocated to operating activities based on the definition of the operating result. Cash flows from investing and financing activities were derived directly from the financial accounting. The cash flows from investing activities result from proceeds from and payments for property and equipment and intangible assets and from proceeds from and payments for securities held as fixed assets. The net change in cash and cash equivalents resulting from financing activities includes proceeds from and payments for Regulatory Tier 2 Capital and the appropriation of our distributable profit.

The Statement of Cash Flows was prepared on the basis of the regulations set out in German Accounting Standard number 21.

The informative value of the Statement of Cash Flows as an indicator of the liquidity position is limited. For further details on liquidity management, please refer to the information in the Management Report.

ANNUAL FINANCIAL STATEMENTS	57	AR 2024

Statement of Changes in Equity at 31 December 2024

	Subscribed	Principal	Guarantee	Distributable	Total
	capital	reserve	reserve	profit	2024
	m EUR	m EUR	m EUR	m EUR	m EUR
Equity at 1/1	135.0	1,233.6	0.0	18.5	1,387.1
Profit distribution	–	–	–	-18.5	-18.5
Net income	–	19.0	–	19.0	38.0
Allocation to/withdrawal from guarantee reserve	–	0.0	0.0	–	0.0
Equity at 31/12	135.0	1,252.6	0.0	19.0	1,406.6

Statement of Changes in Equity at 31 December 2023

	Subscribed	Principal	Guarantee	Distributable	Total
	capital	reserve	reserve	profit	2023
	m EUR	m EUR	m EUR	m EUR	m EUR
Equity at 1/1	135.0	1,214.1	1.0	18.0	1,368.1
Profit distribution	–	–	–	-18.0	-18.0
Net income	–	18.5	–	18.5	37.0
Allocation to/withdrawal from guarantee reserve	–	1.0	-1.0	–	0.0
Equity at 31/12	135.0	1,233.6	0.0	18.5	1,387.1

ANNUAL FINANCIAL STATEMENTS	58	AR 2024

Notes to the financial statements

Basis of accounting

Landwirtschaftliche Rentenbank (hereinafter referred to as Rentenbank) has its registered office in Frankfurt am Main. It is recorded in the Commercial Register of the Local Court of Frankfurt am Main under entry number HRA 30636.

Rentenbank’s annual financial statements have been prepared in accordance with the regulations of the German Commercial Code (Handelsgesetzbuch, HGB) applicable to large corporations and the relevant provisions of the German Regulation on the Accounting of Banks and Financial Services Institutions (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute, RechKredV). The vertical format structure of the balance sheet and the income statement is based on the templates set out in RechKredV. Balance sheet and income statement items that are included in the template, but not used at Rentenbank are not reported.

Based on the exemption allowed in Section 290 (5) in conjunction with Section 296 (2) HGB, Rentenbank is not required by law to prepare consolidated financial statements in accordance with HGB. Therefore, Rentenbank is not required by Section 315e HGB to prepare consolidated financial statements in accordance with IFRS. Rentenbank has opted not to prepare consolidated financial statements on a voluntary basis.

NOTES TO THE FINANCIAL STATEMENTS	59	AR 2024

Rentenbank is exempt from corporation tax in accordance with Section 5 (1) number 2 (Körperschaftsteuergesetz, KStG) and trade tax in accordance with Section 3 number 2 (Gewerbesteuergesetz, GewStG). Accordingly, deferred taxes pursuant to Section 274 HGB are not to be recognised in the annual financial statements of Rentenbank.

Accounting policies

General information

Assets, liabilities, and pending transactions are recognised and measured in accordance with the provisions of Sections 252 et sequens HGB, with due regard to the supplementary provisions for banks (Sections 340 et sequens HGB). The annual financial statements at 31 December 2024 are generally based on the same accounting policies as were applied in the prior year’s annual financial statements. Any changes are described below.

Recognition and measurement of financial instruments

In accordance with Section 11 RechKredV pro rata interest is presented in the corresponding balance sheet item.

Loans and advances / liabilities

Loans and advances are accounted for in accordance with Section 340e (2) HGB, id est at their nominal amount less any write-downs. Liabilities are measured at their settlement amount in accordance with Section 253 (1) sentence 2 HGB. Premiums and discounts on loans as well as advances and liabilities are presented as either prepaid expenses or deferred income. Zero bonds are measured at their issue price plus capitalised interest based on the issue yield.

NOTES TO THE FINANCIAL STATEMENTS	60	AR 2024

Securities held as fixed assets

The Bank does not keep a trading book pursuant to Section 1 (35) German Banking Act (Kreditwesengesetz, KWG) in conjunction with Article 4 (1) number 86 Regulation (EU) number 575/2013.

All securities are carried at amortised cost less any impairments. Reversals of impairments are recognised if the reasons for an earlier impairment no longer apply.

Fixed-income securities held as fixed assets are measured in accordance with the moderate lower of cost or market principle pursuant to Section 253 (3) sentence 5 HGB. On the basis of the criteria defined by the Insurance Committee of the Institute of Public Auditors in Germany (IDW), Rentenbank tests for a potential permanent impairment if the carrying amount of the bond was more than 20% below the fair value in the last six months prior to the reporting date or if the average of daily fair values over the last twelve months was more than 10% below the carrying amount.

Because these securities are intended to be held over the long term, no write-downs to fair value are recognised if an identified impairment is considered to be only temporary. In particular, write-downs are not recognised when an identified impairment is only of a temporary nature with respect to future financial performance and it is expected that the securities will be fully repaid when due.

The shares in venture capital funds presented under Shares and other non-fixed-interest securities are held as fixed assets and measured in accordance with the moderate lower of cost or market principle. The elective option allowed by Section 253 (3) Sentence 6 HGB permits the recognition of impairments even when an impairment is not expected to be permanent. This elective option is generally exercised with due regard to the different life phases of the venture capital funds.

Securities allocated to the liquidity reserve

Securities allocated to the liquidity reserve are measured in accordance with the strict lower of cost or market principle (Section 253 (4) HGB). These securities are written down to their lower fair value where applicable.

NOTES TO THE FINANCIAL STATEMENTS	61	AR 2024

Equity interests and shares in affiliated companies

Equity interests and shares in affiliated companies are measured at cost in accordance with the rules applicable to fixed assets. They are written down to their lower fair value to account for any impairment that is expected to be permanent.

Derivatives

Derivatives are only used to hedge existing or foreseeable market price risks. Measurement effects from derivatives are taken into account in the loss-free valuation of the banking book.

Upfront payments made and received from derivatives contracts are presented as prepaid expenses or deferred income, respectively. The reversal amounts from upfront payments from swap transactions are netted with the nominal interest income or expenses, depending on the contract.

Other assets / liabilities

Other assets are measured at their nominal amount and Other liabilities at their settlement amount.

Loan loss provisions

Identifiable risks in the lending business are sufficiently accounted for by specific valuation allowances and provisions. In addition to the fund for general banking risks presented in the balance sheet, general valuation allowances and contingency reserves pursuant to Section 340f HGB are recognised to account for latent (credit) risks and deducted from the corresponding asset items.

Rentenbank assesses on a monthly basis whether there are any objective indications that not all payments of interest and principal can be made in accordance with the terms of the underlying contracts. For accounting

NOTES TO THE FINANCIAL STATEMENTS	62	AR 2024

purposes, the Bank applies the following criteria to determine whether the recognition of a specific valuation allowance for a given receivable is required:

• Significant financial difficulties,

• breach of contract such as default or overdraft event > 90 days,

• economic or contractual concessions by creditors,

• probable insolvency or financial restructuring of the borrower.

The amount of specific valuation allowances on loans and advances is equal to the difference between the outstanding loan amount and the lower fair value at the reporting date. The fair value is determined on the basis of the still expected, discounted returns from the loan exposure. Due consideration is given to furnished collateral.

In accordance with IDW RS BFA 7, general valuation allowances are recognised for latent credit risks, the amount of which is calculated using the probability of default and the loss ratio as a basis.

Due to the low default rates of its portfolio, Rentenbank does not have enough of a default history to allow for a reliable estimate of its default rate.

Therefore, the internal master scale is derived from the realised default rates published by the rating agencies Fitch, Moody’s, and S&P. The probabilities of default are allocated on the basis of the credit quality of the respective business partner.

The loss given default (LGD) rates for specific products and types of transactions are determined by application of analytical and expert-based methods, with due regard to the respective collateralisation.

Determination of fair value of financial instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is determined with reference to either directly observable exchange or market prices or the Bank’s own calculations on the basis of valuation models

NOTES TO THE FINANCIAL STATEMENTS	63	AR 2024

and observable market parameters. When valuation models are applied, the fair value of contracts without option features is determined on the basis of the discounted expected future cash flows (discounted cash flow (DCF) method). Contracts with option features are measured by application of recognised option pricing models. Hedged items are discounted to present value using a base curve plus a credit spread based on credit quality.

Derivatives are discounted to present value on the basis of the OIS (overnight interest rate swap) swap curve, as well as basis swap spreads and cross-currency basis spreads. These are differentiated by maturity and currency and obtained from external market data providers. Apart from the yield curves and spreads mentioned above, volatilities and correlations are also taken into account in the calculations.

Loss-free valuation of the banking book

According to the IDW Accounting Principle “Specific aspects of the loss-free valuation of interest rate transactions in the banking book (interest book)” (new version of IDW RS BFA 3), a provision for onerous contracts must be recognised in respect of any excess liability in the banking book resulting from an interest rate transaction on the basis of an overall assessment of the transaction.

A periodic (income statement) approach was applied to calculate the amount required to be recognised as a provision in the context of the loss-free valuation of the banking book. The banking book comprises all the Bank’s interest-bearing transactions and is managed on a uniform basis.

For calculation purposes, future period gains or losses in the banking book were determined on the basis of the profit/loss contributions of closed and open interest rate positions.

These future cash flows were discounted to present value at the reporting date on the basis of generally recognised, maturity-matched money market and capital market rates. Risk expenses were calculated on the basis of future expected losses and the proportion of administrative expenses allocable to portfolio management was determined on the basis of internal assessments. Based on these calculations, it was determined that no such provisions needed to be recognised at 31 December 2024.

NOTES TO THE FINANCIAL STATEMENTS	64	AR 2024

Trust assets / trust liabilities

Trust assets and trust liabilities are presented as separate balance sheet items in accordance with Section 6 RechKredV. Due to the correlation between trust assets and trust liabilities, both are measured at nominal amounts.

Property and equipment and intangible assets

In accordance with German commercial law, items of property and equipment and intangible assets are measured at cost, less any depreciation and amortisation over their estimated useful lives.

Depreciation of property and equipment and amortisation of intangible assets are charged on a straight-line basis over estimated useful lives, ranging from 33 to 50 years for buildings and from three to six years for operational and office equipment. Intangible assets are amortised on a straight-line basis over a period of three to four years.

Prepaid expenses / deferred income

Other prepaid expenses and deferred income are recognised in accordance with Section 250 (1) and (2) HGB.

Provisions

Provisions are measured at the necessary settlement amount according to prudent business judgement, with due regard to future price and cost increases. Provisions with a remaining term of more than one year are discounted to present value at the reporting date.

Pension provisions

Pension obligations are discounted to present value by application of the average market interest rate for the last ten financial years, as calculated and published on a monthly basis by the Bundesbank in accordance with the German Regulation on the Discounting of Provisions (Rückstellungsabzinsungsverordnung, RückAbzinsV). This average interest rate corresponds to

NOTES TO THE FINANCIAL STATEMENTS	65	AR 2024

the remaining term of the provisions. In accordance with Section 253 (2) sentence 2 HGB, provisions for pension obligations are discounted to present value on a flat-rate basis by application of the average market interest rate corresponding to an assumed remaining term of 15 years.

In accordance with Section 253 HGB, as amended in 2016, provisions for pension obligations are discounted to present value by application of the average market interest rate for the last ten financial years (last seven financial years up to and including 2015), which corresponds to the remaining term of the pension obligations. On this basis, a difference of euro -1.4 million (euro +2.0 million) was calculated for 2024. According to Section 253 (6) sentence 2 HGB, profits may only be distributed if the freely disposable reserves remaining after distribution, plus any profit carried forward and minus any loss carried forward, are at least equal to the (positive) difference determined in accordance with Section 253 (6) sentence 1 HGB.

Pension provisions are measured in accordance with actuarial principles using the projected unit credit (PUC) method. Under the PUC method, the provision amount is defined as the actuarial present value of the pension obligations earned by employees in the past periods of service up to the reporting date in accordance with the pension formula. The 2018 G Mortality Tables of Professor Dr Klaus Heubeck are applied as the biometric calculation parameters.

The following parameters were applied as the basis for the calculation as of 31 December 2024:

	2024	2023
	per annum	per annum
Actuarial interest rate pursuant to Section 253 (2) sentence 2 HGB	1.90%	1.83%
Career trend	1.00%	1.00%
Trend of creditable compensation	2.50%	2.50%
Pension trends (range of adjustments)	1.00 – 2.20%	1.00 – 2.50%
Employee turnover	average 5.00%	average 5.00%
Increase in the Consumer Price Index (CPI)[1]	2.20%	2.50%
Development of contribution assessment ceilings	3.50%	3.00%
1	Accumulated inflation was included in the CPI adjustment with subsequent funding of 4.2% in 2024 (previous year: 4.6%).

NOTES TO THE FINANCIAL STATEMENTS	66	AR 2024

Other provisions

Other provisions are discounted to present value by application of the average market interest rates for the past seven financial years, as calculated and published on a monthly basis by the Bundesbank in accordance with the German Regulation on the Discounting of Provisions. This average interest rate corresponds to the remaining terms of the provisions.

Provisions for special promotional loans cover the interest subsidy for the entire term of the loan or until the repricing date.

Valuation units / currency translation

Currency translation and the presentation of the transactions in the balance sheet without currency hedging are done in accordance with Section 340h in conjunction with Section 256a HGB and Section 252 (1) number 4 HGB. In accordance with Section 277 (5) sentence 2 HGB, currency translation gains are presented in the item of “Other operating income” (conferre Note 24) and currency translation losses in the item of “Other operating expenses” (conferre Note 25).

Rentenbank uses currency swaps and cross-currency interest rate swaps to hedge currency risks. Currency hedges are presented in the balance sheet by way of currency valuation units pursuant to Section 254 HGB. In these valuation units, the cash flows of the hedged item are fully reflected in the hedging instrument, id est the derivative (perfect hedge). The Bank utilises the net hedge presentation method to present the offsetting value changes between the hedged item and the hedging instrument.

To measure the effectiveness of hedging relationships, the Bank uses the critical terms match method, by which the terms of the hedged item are continually compared with those of the hedging instrument. Exchange rate fluctuations of the corresponding hedged items and hedging derivatives move in opposite directions and will offset each other in the time until the planned maturity dates of the valuation units with respect to the holding intention for the hedged risk.

Foreign currency-denominated assets, liabilities and pending transactions were translated into euros at the mean spot exchange rate at 31 December 2024. Rentenbank uses the reference rate of the European Central Bank (ECB) for this purpose.

NOTES TO THE FINANCIAL STATEMENTS	67	AR 2024

Notes to the balance sheet

The disclosures in the notes to the financial statements exclude pro rata interest, which may result in differences from the amounts presented on the face of the balance sheet.

(1)	Loans and advances to banks

Breakdown by residual maturity
	31/12/2024	31/12/2023
	m EUR	m EUR
Payable on demand	9,081	8,693
Other loans and advances
• up to three months	1,929	1,875
• more than three months and up to one year	5,549	5,659
• more than one year and up to five years	25,112	25,844
• more than five years	23,161	24,341
Total	64,832	66,412

Loans and advances to companies in which an equity interest is held amounted to euro 4,428 million (euro 4,795 million).

(2)	Loans and advances to customers

Breakdown by residual maturity
	31/12/2024	31/12/2023
	m EUR	m EUR
up to three months	66	291
more than three months and up to one year	301	889
more than one year and up to five years	3,241	2,447
more than five years	3,225	3,693
Total	6,833	7,320

NOTES TO THE FINANCIAL STATEMENTS	68	AR 2024

As of 31 December 2024, there were no loans and advances to customers with an indefinite term to maturity within the meaning of Section 9 (3) number 1 RechKredV.

(3)	Bonds and other fixed-income securities

Securities with a total carrying amount of euro 16,535 million (euro 15,690 million) are assigned to fixed assets. For securities totalling euro 11,033 million (euro 12,582 million), the fair value of euro 10,357 million (euro 11,836 million) is less than the carrying amount. The undisclosed liabilities resulted from the changed environment of market interest rates.

Based on the regular monitoring of issuers, there were no permanent impairments of securities held as fixed assets, as in the prior year. Avoided impairments amounted to euro 675 million, as compared to euro 746 million in the prior year.

As in the prior year, no securities of affiliated companies or companies in which an equity interest is held were included in bonds and other fixed-income securities.

Of the total bond holdings, an amount of euro 14,216 million is eligible as collateral with the Bundesbank. Of this amount, one security with a nominal value of euro 5 million has been deposited as collateral with EUREX.

Separate disclosures on exchange listing and residual maturity:

Exchange listing
	31/12/2024	31/12/2023
	m EUR	m EUR
Exchange-listed	15,896	15,380
Not exchange-listed	639	310
Total	16,535	15,690

Residual maturity up to one year
	31/12/2024	31/12/2023
	m EUR	m EUR
Public-sector issuers	156	24
Other issuers	2,010	2,178
Total	2,166	2,202

NOTES TO THE FINANCIAL STATEMENTS	69	AR 2024

(4)	Shares and other non-fixed-interest securities

The line item of shares and other non-fixed-income securities with a total carrying amount of euro 33.2 million (euro 13.4 million) included exchange-listed securities with a carrying amount of euro 0.1 million (euro 0.1 million) and non-exchange-tradable securities with a carrying amount of euro 33.1 million (euro 13.3 million).

Securities in the form of shares in VC funds with a carrying amount of euro 33.1 million (euro 13.3 million) are held as fixed assets. In the case of securities totalling euro 6.5 million (euro 4.2 million), the fair value of euro 5.8 million (euro 3.4 million) is less than the carrying amount. In view of the early life phase of the VC funds, no impairment was recognised. The avoided impairments amount to euro 0.7 million (euro 0.8 million). If the reasons for recognised impairments no longer apply, the corresponding impairments are reversed.

(5)	Equity interests and shares in affiliated companies

Rentenbank holds equity interests in the amount of euro 328 million (euro 328 million) and shares in affiliated companies in the amount of euro 50 million (euro 50 million). As in the prior year, no exchange-tradable securities are included in the balance sheet item of Equity interests and shares in affiliated companies.

(6)	Trust assets

Breakdown
	31/12/2024	31/12/2023
	m EUR	m EUR
Receivables from the German Federal Republic’s Special-Purpose Fund held at Rentenbank	169	164
Total	169	164

NOTES TO THE FINANCIAL STATEMENTS	70	AR 2024

(7)	Fixed assets

Statement of Changes in Fixed Assets (in euro millions)

	Intangible assets	Property and equipment			Financial investments
	Software and licences	Land and buildings	Operational and office equipment	Assets under construction	Bonds and other fixed- income securities	Shares and other non-fixed- income securities	Equity interests	Shares in affiliated companies
Acquisition/production cost 1/1/2024	94	55	20	19	15,690	13	328	50
Acquisitions	18	–	1	14	3,008	20	–	–
Disposals	–	–	-2	–	-2,213	0	–	–
Transfers	–	–	–	–	0	–	–	–
Acquisition/production cost 31/12/2024	112	55	19	33	16,485	33	328	50
Accumulated depreciation and amortisation 1/1/2024	-63	-10	-18	0
Depreciation, amortisation and impairments					Net change
Accumulated depreciation and amortisation on disposals	–	–	2	–	Pursuant to Section 34 (3) Sentence 2 RechKredV:
Depreciation and amortisation 2024	-12	0	-1	–	EUR 0.3 million
Accumulated depreciation and amortisation 31/12/2024	-75	-10	-17	–
Write-ups	–	–	–	–
Carrying amounts at 31/12/2024	37	45	2	33	16,485	33	328	50
Carrying amounts at 31/12/2023	31	45	2	19	15,690	13	328	50

NOTES TO THE FINANCIAL STATEMENTS	71	AR 2024

(8)	Other assets

Breakdown
	31/12/2024	31/12/2023
	m EUR	m EUR
Cash collateral provided for derivatives contracts	2,425	3,839
Miscellaneous	1	7
Total	2,426	3,846

(9)	Prepaid expenses

Breakdown
	31/12/2024	31/12/2023
	m EUR	m EUR
Premium from lending business	1,366	1,656
Discount from issuing business	749	611
Upfront payments made from derivatives	328	396
Payments made from EONIA-€STR conversion	0	1
Other	2	2
Total	2,445	2,666

(10)	Liabilities to banks

Breakdown by residual maturity
	31/12/2024	31/12/2023
	m EUR	m EUR
Payable on demand	0	51
With agreed term or notice period
• up to three months	642	181
• more than three months and up to one year	27	57
• more than one year and up to five years	124	709
• more than five years	0	0
Total	793	998

NOTES TO THE FINANCIAL STATEMENTS	72	AR 2024

(11)	Liabilities to customers

Breakdown by residual maturity
	31/12/2024	31/12/2023
	m EUR	m EUR
Payable on demand	0	137
With agreed term or notice period
• up to three months	62	75
• more than three months and up to one year	16	108
• more than one year and up to five years	404	483
• more than five years	938	958
Total	1,420	1,761

This item includes liabilities to affiliated companies in the amount of euro 30 million (euro 97 million). There were no liabilities to companies in which an equity interest is held at the reporting date (euro 0 million).

(12)	Securitised liabilities

Breakdown by residual maturity
	31/12/2024	31/12/2023
	m EUR	m EUR
Debt securities issued
• up to one year	17,843	17,238
• more than one year and up to five years	44,215	43,007
• more than five years	21,228	25,109
Total	83,286	85,354

NOTES TO THE FINANCIAL STATEMENTS	73	AR 2024

(13)	Trust liabilities

Breakdown
	31/12/2024	31/12/2023
	m EUR	m EUR
Liabilities from the German Federal Republic’s Special-Purpose Fund held at Rentenbank	169	164
Total	169	164

(14)	Other liabilities

Breakdown
	31/12/2024	31/12/2023
	m EUR	m EUR
Cash collateral received for derivatives contracts	344	365
Miscellaneous	8	12
Total	352	377

(15)	Deferred income

Breakdown
	31/12/2024	31/12/2023
	m EUR	m EUR
Discount from lending business	47	42
Premium from issuing business	264	350
Upfront payments received from derivatives	2,071	2,221
Payments received from EONIA-€STR conversion	10	12
Total	2,392	2,625

NOTES TO THE FINANCIAL STATEMENTS	74	AR 2024

(16)	Provisions

This balance sheet item includes provisions for pension obligations to employees who are contractually entitled to pension benefits in the amount of euro 154 million (euro 155 million). The Other provisions break down as follows:

Other provisions
	31/12/2024	31/12/2023
	m EUR	m EUR
Interest subsidy for promotional loans	150	167
Promotion of research for innovation in agribusiness	17	18
Promotion of agriculture (Promotional Fund)	7	6
Miscellaneous provisions	14	12
Total	188	203

(17)	Subordinated liabilities

Breakdown by residual maturity
	31/12/2024	31/12/2023
	m EUR	m EUR
Up to one year	–	40
More than one year and up to five years	–	–
More than five years	–	–
Total	–	40

All subordinated liabilities matured in financial year 2024. In the previous year, this item consisted of promissory notes with a carrying amount of euro 40 million. Interest expenses for subordinated liabilities amounted to euro 0.1 million (euro 2.0 million).

Conversion into equity or another form of debt has not been agreed or planned.

NOTES TO THE FINANCIAL STATEMENTS	75	AR 2024

(18)	Foreign-currency assets and liabilities

At the reporting date, assets denominated in foreign currency amounted to euro 4,001 million (euro 4,256 million) and liabilities denominated in foreign currency amounted to euro 35,994 million (euro 37,328 million). The currency risks from foreign currency holdings are almost completely hedged by derivatives.

(19)	Contingent liabilities

The contingent liabilities of euro 17 million (euro 26 million) result from deficiency guarantees. Default guarantees were issued for interest-subsidised capital market loans backed by public-sector counter-guarantees. We do not expect these guarantees to be called.

(20)	Other commitments

Other commitments consist of irrevocable loan commitments of euro 590 million (euro 1,516 million), almost all of which in the special promotional loan business.

The irrevocable loan commitments result from transactions for which Rentenbank has made a binding commitment to its customers, thereby exposing the Bank to a future credit risk. Based on experience values from previous years, Rentenbank expects that these irrevocable loan commitments will be drawn down almost entirely in 2025.

(21)	Cover calculation

Outstanding liabilities requiring cover consist exclusively of a small number of bearer bonds of insignificant amounts, the submission period for which has not yet expired, with a carrying amount of euro 0.1 million. Loans and advances to customers in the amount of euro 1.0 million (euro 1.0 million) have been designated as cover assets to back debt securities issued.

NOTES TO THE FINANCIAL STATEMENTS	76	AR 2024

Notes to the Income Statement

(22)	Interest income

Interest income from cash collateral provided and from lending and money market transactions is presented after deduction of negative interest in the total amount of euro 2.9 million (euro 3.7 million) (reducing income). Interest income includes the pro rata utilisation of the corresponding provisions for special promotional loans in the amount of euro 48.9 million (euro 52.6 million).

(23)	Interest expenses

Interest expenses are presented after deduction of positive interest from money market liabilities and cash collateral received in the total amount of euro 0.0 million (euro 0.3 million) (reducing expenses).

Interest expenses for the recognition of provisions for the interest subsidy for special promotional loans amounted to euro 32.6 million in 2024 (euro 29.1 million).

(24)	Other operating income

Presentation of the most important sub-items according to Section 35 (1) number 4 RechKredV:

Other operating income
	31/12/2024	31/12/2023
	m EUR	m EUR
Rental income / cost allocations from residential buildings and properties	2	2
Income from reversal of provisions	3	1
Capitalisation of project work contributed by internal employees	3	3
Other reimbursements	8	8
Other income	1	1
Total	17	15

NOTES TO THE FINANCIAL STATEMENTS	77	AR 2024

Other operating income includes currency translation gains of euro 8.1 thousand (euro 0.9 thousand). This currency translation item resulted exclusively from the currency valuation of balances in foreign currency accounts with correspondent banks in foreign countries

(25)	Other operating expenses

Presentation of the most important items according to Section 35 (1) number 4 RechKredV:

Other operating expenses
	31/12/2024	31/12/2023
	m EUR	m EUR
Interest expenses from the valuation of pension provisions	1	1
Capital allocation research for innovation in agribusiness	3	7
Expenses for residential properties	0	0
Other expenses	1	0
Total	5	8

The Other operating expenses include currency translation losses of euro 13.5 thousand (euro 4.3 thousand). This currency translation item resulted exclusively from the currency valuation of balances in foreign currency accounts with correspondent banks in foreign countries.

Other disclosures

Other financial commitments

In 2024, framework agreements were concluded with the development banks of the German federal states in relation to the granting of promotional loans for the 2025 financial year in the amount of euro 2,155 million (euro 2,400 million).

NOTES TO THE FINANCIAL STATEMENTS	78	AR 2024

Derivative financial instruments

Derivatives are only used to hedge existing or foreseeable market price risks. The transaction volume is limited by counterparty-specific and product-specific limits and is continuously monitored as part of the risk management function.

Derivative transactions

Pursuant to Section 285 number 19 HGB, derivative transactions not measured at fair value are presented in the table below (netting and collateral agreements are not included in the table):

Derivatives carried in the banking book to hedge	Nominal values 31/12/2024 m EUR	Nominal values 31/12/2023 m EUR	Market values positive 31/12/2024 m EUR	Market values negative 31/12/2024 m EUR
Interest rate risks
Interest rate swaps	123,466	126,982	2,757	4,565
• of which €STR swaps	1,200	2,120	0	0
• of which termination and conversion rights embedded in swaps	2,323	2,377	133	144
Swaptions (sales)	49	49	0	1
Total interest rate risks	123,515	127,031	2,757	4,566
Currency risks
Cross-currency interest rate swaps	35,860	35,390	1,174	1,339
Currency swaps	3,714	5,698	56	5
Total currency risks	39,574	41,088	1,230	1,344
Total interest rate and currency risks	163,089	168,119	3,987	5,910

NOTES TO THE FINANCIAL STATEMENTS	79	AR 2024

Derivative transactions are broken down by residual maturity in the table below:

Derivatives in the banking book	Nominal values Interest rate risks		Nominal values Currency risks
	31/12/2024 m EUR	31/12/2023 m EUR	31/12/2024 m EUR	31/12/2023 m EUR
Up to three months	8,166	6,716	6,887	7,412
More than three months and up to one year	10,718	11,485	5,003	2,686
More than one year and up to five years	64,691	64,053	22,116	25,247
More than five years	39,940	44,777	5,568	5,743
Total	123,515	127,031	39,574	41,088

Derivative transactions are broken down by counterparty in the table below:

Derivatives in the banking book	Nominal values 31/12/2024 m EUR	Nominal values 31/12/2023 m EUR	Market values positive 31/12/2024 m EUR	Market values negative 31/12/2024 m EUR
Banks in the OECD	153,089	158,283	3,889	5,442
Other counterparties in the OECD	10,000	9,836	98	468
Total	163,089	168,119	3,987	5,910

NOTES TO THE FINANCIAL STATEMENTS	80	AR 2024

Disclosures on valuation units pursuant to Section 285 number 23 HGB

Hedged items were grouped into valuation units at the reporting date as follows:

Balance sheet item
	Risk type	Carrying amount 2024 m EUR	Carrying amount 2023 m EUR	Hedged risk/ nominal value 2024 m EUR	Hedged risk/ nominal value 2023 m EUR
Other loans and advances to banks	Currency	27	27	32	32
Bonds and other fixed-income securities	Currency	3,741	4,011	3,745	3,945
Liabilities to customers	Currency	27	27	29	27
Securitised liabilities	Currency	34,801	37,518	35,768	37,062
Subordinated liabilities	Currency	–	–		–

Please refer to the Section entitled Valuation units / currency translation for a description of the qualitative formation of valuation units.

NOTES TO THE FINANCIAL STATEMENTS	81	AR 2024

Compensation of the Management Board and Supervisory Board

Pursuant to Section 285 number 9a HGB, the total compensation of the members of the Bank’s Management Board amounted to euro 1,580 thousand in the 2024 financial year (previous year: euro 1,577 thousand).

The following compensation was paid to the individual Management Board members in the 2024 financial year:

Breakdown
	Fixed compensation kEUR	Other compensation kEUR	Total kEUR
Nikola Steinbock	550	12	562
Dietmar Ilg	500	8	508
Dr Marc Kaninke	500	10	510
Total Management Board	1,550	30	1,580

As of 31 December 2024, the provision for pension commitments to former members of the Management Board and their survivors totalled euro 22,596 thousand (euro 24,650 thousand). An amount of euro 1,706 thousand (euro 1,663 thousand) was paid for current pension benefits.

Under the established compensation system, the annual base compensation of the Chairperson of the Supervisory Board amounts to euro 30 thousand, that of the Vice Chairperson euro 20 thousand, and that of all other Supervisory Board members euro 10 thousand each. An additional compensation of euro 2 thousand is paid to members for each committee membership and euro 4 thousand to the Chairperson of each committee. The compensation of members of the German federal government, who are members of the Supervisory Board pursuant to Section 7 (1) number 4 of Rentenbank’s Governing Law, and the Representative of the German Federal Ministry of Food and Agriculture pursuant to Section 7 (5) of Rentenbank’s Governing Law, has been set at euro 0.

The total compensation granted to Supervisory Board members in the past financial year amounted to euro 239.2 thousand (euro 236.7 thousand).

NOTES TO THE FINANCIAL STATEMENTS	82	AR 2024

The individual compensation amounts are presented in the table below:

Member
	Time Period		Compensation in kEUR (rounded)
	2024	2023	2024	2023
Joachim Rukwied	1.1. – 31.12.	1.1. – 31.12.	46.0	46.0
Cem Özdemir	1.1. – 31.12.	1.1. – 31.12.	0.0	0.0
Silvia Bender	1.1. – 31.12.	1.1. – 31.12.	0.0	0.0
Petra Bentkämper	1.1. – 4.7.	1.1. – 31.12.	5.1	10.0
Dr Frank Czichowski	4.7. – 31.12.	–	7.9	–
Jan Fries	1.1. – 31.12.	–	10.0	–
Dr Holger Hennies	1.1. – 31.12.	27.3. – 31.12.	10.0	7.6
Franz-Josef Holzenkamp	1.1. – 31.12.	1.1. – 31.12.	14.0	14.0
Markus Kamrad	–	1.1. – 27.4.	–	3.3
Michaela Kaniber	1.1. – 31.12.	–	10.0	–
Torsten Krawczyk	4.7. – 31.12.	–	4.9	–
Bernhard Krüsken	1.1. – 31.12.	1.1. – 31.12.	18.0	18.0
Detlef Kurreck	1.1. – 4.7.	1.1. – 31.12.	5.1	10.0
Stefanie Münz	4.7. – 31.12.	–	6.9	–
Dr Marcus Pleyer	1.1. – 31.12.	1.1. – 31.12.	18.0	18.0
Michael Reuther	1.1. – 4.7.	1.1. – 31.12.	8.2	16.0
Dr Birgit Roos	1.1. – 4.7.	1.1. – 31.12.	7.2	14.0
Harald Schaum	1.1. – 31.12.	1.1. – 31.12.	14.0	14.0
Karsten Schmal	1.1. – 31.12.	1.1. – 31.12.	13.0	12.0
Daniela Schmitt	–	1.1. – 31.12.	–	10.0
Rainer Schuler	1.4. – 31.12.	–	4.9	–
Werner Schwarz	–	1.1. – 31.12.	–	14.0
Tim Schwertner	1.1. – 4.7.	1.1. – 31.12.	5.1	10.0
Sven Schulze	1.1. – 31.12.	–	10.0	–
Susanne Schulze Bockeloh	4.7. – 31.12.	–	6.9	–
Dr Caroline Toffel	1.1. – 31.12.	1.1. – 31.12.	14.0	14.0
Esther Uleer	–	1.6. – 31.12.	–	5.8
Total compensation			239.2	236.7

NOTES TO THE FINANCIAL STATEMENTS	83	AR 2024

Average number of employees pursuant to Section 267 (5) HGB

Employees
	2024			2023
	Men	Women	Total	Men	Women	Total
Full-time	227	125	352	208	120	328
Part-time	23	76	99	19	73	92
Total	250	201	451	227	193	420

Rentenbank had an annual average of 201 female employees (193) and 250 male employees (227) – full-time and part-time – under contract in the 2024 financial year.

Shareholdings pursuant to Section 285 number 11 and Section 340a (4)number 2 HGB

In accordance with Section 286 (3) sentence 1 number 1 HGB, we have opted not to provide a list of share-holdings pursuant to Section 285 number 11 HGB due to their minor significance for an assessment of the Bank’s financial position, cash flows, and financial performance.

Pursuant to Section 340a (4) number 2 HGB, the equity interests held in large corporations exceeding 5% of the voting rights in each case are listed in the following:

●	Niedersächsische Landgesellschaft mbH, Hanover

Other liability agreements

Rentenbank has undertaken in a letter of comfort to endow LR Beteiligungsgesellschaft mbH with its registered head office in Frankfurt am Main with sufficient financial resources to ensure that it is always able to meet its obligations on time insofar and as long as it holds 100% of the equity in LR Beteiligungsgesellschaft mbH.

NOTES TO THE FINANCIAL STATEMENTS	84	AR 2024

Auditors’ fees pursuant to Section 285 number 17 HGB

The fees of Rentenbank’s auditors are as follows:

Breakdown[1]
	2024 kEUR	2023 kEUR
Auditing services	482.8	486.2
Other assurance services	117.3	110.1
Other services	18.0	5.1
Total	618.1	601.4

1	Of the total fees payable to the auditor in 2024, an amount of EUR 14.3 thousand was for auditing services provided in the previous year.

Events after the reporting date pursuant to Section 285 number 33 HGB

No events of particular significance occurred after the close of the financial year that were not included in the income statement or the balance sheet.

Proposals for the utilisation of profit pursuant to Section 285 number 34 HGB

The profit utilisation proposal included in the annual financial statements for the 2024 financial year requires the adoption of approving resolutions by the Supervisory Board.

The proposal for the utilisation of 2024 net income and profit is set out in the following draft resolutions:

●	From the net income of euro 38,000,000 presented in the income statement, an amount of euro 19,000,000 will be allocated to the principal reserve pursuant to Section 2 (2) of Rentenbank’s Governing Law.

●	From the remaining distributable profit of euro 19,000,000, an amount of euro 9,500,000 will be allocated to the Federal Republic of Germany’s Special-Purpose Fund and an amount of euro 9,500,000 to the Promotional Fund.

NOTES TO THE FINANCIAL STATEMENTS	85	AR 2024

Disclosure of mandates pursuant to Section 340a (4) number 1 HGB

Pursuant to Section 340a (4) number 1 HGB, the mandates held by the legal representatives or other employees of Rentenbank on the legally required supervisory boards of large corporations (Section 267 (3) HGB) are listed below:

Nikola Steinbock	Universitätsklinikum Leipzig, AöR

(Member of the Supervisory Board)

Dietmar Ilg	BVVG Bodenverwertungs- und -verwaltungs GmbH

(Member of the Supervisory Board)

Internationales Bankhaus Bodensee AG

(Member of the Supervisory Board)

VR Smart Finanz AG, Eschborn

(Member of the Supervisory Board)

The Management Board’s and Supervisory Board’s Statement of Compliance with the Public Corporate Governance Code of the Federal Republic of Germany is publicly available at Rentenbank’s website.

The annual financial statements and the management report are available on Rentenbank’s website and in the German Federal Gazette (Bundesanzeiger).

NOTES TO THE FINANCIAL STATEMENTS	86	AR 2024

Members of the Management Board and the Supervisory Board

(Time period: 1/1/2024 to 5/3/2025)

Management Board

Nikola Steinbock	(Chairperson of the Management Board), foreign trade merchant

Dietmar Ilg	(Chief Risk Officer), Dipl.-Kaufmann

Dr Marc Kaninke	(Chief Financial and IT Officer), Dipl.-Volkswirt, Dipl.-Kaufmann

Supervisory Board

Chairperson:

Joachim Rukwied	President of Deutscher Bauernverband e. V.

Vice Chairperson:

Cem Özdemir	German Federal Minister for Food and Agriculture

NOTES TO THE FINANCIAL STATEMENTS	87	AR 2024

Representatives of Deutscher Bauernverband e. V.:

Bernhard Krüsken	Secretary General of
Deutscher Bauernverband e. V.

Detlef Kurreck	President of Bauernverband
(until 4/7/2024)	Mecklenburg-Vorpommern e. V., retired

Karsten Schmal	President of Hessischer Bauernverband e. V.

Petra Bentkämper	President of
(until 4/7/2024)	Deutsche LandFrauenverband e. V.

Dr Holger Hennies	President of Landvolk
Niedersachsen Landesbauernverband e. V.

Torsten Krawczyk	President of
(since 4/7/2024)	Sächsischer Landesbauernverband e. V.

Susanne Schulze Bockeloh	Vice President of
(since 4/7/2024)	Deutscher Bauernverband e. V.

Representatives of Deutscher Raiffeisenverband e. V.:

Franz-Josef Holzenkamp	President of Deutscher Raiffeisenverband e. V.

Representatives of the food industry:

Tim Schwertner	Treasury of Bundesvereinigung der
(until 4/7/2024)	Deutschen Ernährungsindustrie e. V.

Rainer Schuler	President of DER AGRARHANDEL –
(1/4/2024 to	Bundesverband Agrarhandel und Verein der
31/12/2024)	Getreidehändler der Hamburger Börse e. V.

Martin Courbier	Managing Director of DER AGRARHANDEL –
(since 1/1/2025)	Bundesverband Agrarhandel und Verein der
Getreidehändler der Hamburger Börse e. V.

NOTES TO THE FINANCIAL STATEMENTS	88	AR 2024

Agriculture Ministers of the German federal states:

Bavaria:
Michaela Kaniber	State Minister, Bavarian State Ministry
for Nutrition, Agriculture, Forests and Tourism

Bremen:
Jan Fries	State Councillor, Senate for Environment, Climate
and Science of the Free Hanseatic City of Bremen

Saxony-Anhalt:
Sven Schulze	Minister Economic Affairs, Tourism, Agriculture and
Forests of the Federal State of Saxony-Anhalt

Representative of the trade unions

Harald Schaum	National Vice Chairman of the Industrial Union
for Construction, Agriculture, Environment
(IG Bauen-Agrar-Umwelt)

Representative of the of the German Federal Ministry of Food and Agriculture:

Silvia Bender	State Secretary

Representative of the German Federal Ministry of Finance:

Dr Marcus Pleyer	Head of Directorate

NOTES TO THE FINANCIAL STATEMENTS	89	AR 2024

Representatives of banks or other lending experts:

Dr Frank Czichowski	Member of the Supervisory Board of
(since 4/7/2024)	Commerzbank A G

Stefanie Münz	Member of the Management Board of
(since 4/7/2024)	Landesbank Baden-Württemberg

Michael Reuther	Managing Director Keppler Mediengruppe
(until 4/7/2024)

Dr Birgit Roos	Chairperson of the Management Board of
(until 4/7/2024)	Sparkasse Krefeld, retired

Dr Caroline Toffel	Member of the Management Board of
Berliner Volksbank e G

Frankfurt am Main, 5 March 2025

LANDWIRTSCHAFTLICHE RENTENBANK

The Management Board

Nikola Steinbock	Dietmar Ilg	Dr Marc Kaninke

NOTES TO THE FINANCIAL STATEMENTS	90	AR 2024

Responsibility Statement from the Management Board

To the best of our knowledge, and in accordance with the applicable reporting principles, the annual financial statements give a true and fair view of the financial position, cash flows and financial performance of the Bank, and the management report includes a fair review of the development and performance of the business and the position of the Bank, together with a description of the principal opportunities and risks associated with the expected development of the Bank.

Frankfurt am Main, 5 March 2025

LANDWIRTSCHAFTLICHE RENTENBANK

The Management Board

Nikola Steinbock	Dietmar Ilg	Dr Marc Kaninke

RESPONSIBILITY STATEMENT FROM THE MANAGEMENT BOARD	91	AR 2024

Independent auditor’s report1

To Landwirtschaftliche Rentenbank, Frankfurt am Main/Germany

Report on the Audit of the Annual Financial Statements and of the Management Report

Audit Opinions

We have audited the annual financial statements of Landwirtschaftliche Rentenbank, Frankfurt am Main/Germany, which comprise the balance sheet as at 31 December 2024, and the statement of profit and loss, the cash flow statement and the statement of changes in equity for the financial year from 1 January to 31 December 2024, and the notes to the financial statements, including the presentation of the recognition and measurement policies. In addition, we have audited the management report of Landwirtschaftliche Rentenbank, Frankfurt am Main/Germany, for the financial year from 1 January to 31 December 2024. In accordance with the German legal requirements, we have not audited the content of the declaration of compliance of the executive board and the supervisory board concerning the Public Corporate Governance Code of the German Federal Government referred to in section 1.4 “Public Corporate Governance Code” of the management report.

In our opinion, on the basis of the knowledge obtained in the audit,

●	the accompanying annual financial statements comply, in all material respects, with the requirements of German commercial law and give a true and fair view of the assets, liabilities and financial position of the Company as at 31 December 2024 and of its financial performance for the financial year from 1 January to 31 December 2024 in compliance with German Legally Required Accounting Principles, and

●	the accompanying management report as a whole provides an appropriate view of the Company’s position. In all material respects, this management report is consistent with the annual financial statements, complies with German legal requirements and appropriately presents the opportunities and risks of future development. Our audit opinion on

1	Translation of the independent auditor’s report issued in German language on the financial statements and the management report prepared in German language by the executive board of Landwirtschaftliche Rentenbank, Frankfurt am Main. The German language statements are decisive.

INDEPENDENT AUDITOR’S REPORT	92	AR 2024

the management report does not cover the content of the declaration of compliance of the executive board and the supervisory board concerning the Public Corporate Governance Code of the German Federal Government referred to in section 1.4 “Public Corporate Governance Code” of the management report.

Pursuant to Section 322 (3) sentence 1 German Commercial Code (HGB), we declare that our audit has not led to any reservations relating to the legal compliance of the annual financial statements and of the management report.

Basis for the Audit Opinions

We conducted our audit of the annual financial statements and of the management report in accordance with Section 317 HGB and the EU Audit Regulation (No. 537/2014; referred to subsequently as “EU Audit Regulation”) and in compliance with German Generally Accepted Standards for Financial Statement Audits promulgated by the Institut der Wirtschaftsprüfer (IDW). Our responsibilities under those requirements and principles are further described in the “Auditor’s Responsibilities for the Audit of the Annual Financial Statements and of the Management Report” section of our auditor’s report. We are independent of the Company in accordance with the requirements of European law and German commercial and professional law, and we have fulfilled our other German professional responsibilities in accordance with these requirements. In addition, in accordance with Article 10 (2) point (f) of the EU Audit Regulation, we declare that we have not provided non-audit services prohibited under Article 5 (1) of the EU Audit Regulation. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions on the annual financial statements and on the management report.

Key Audit Matters in the Audit of the Annual Financial Statements

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the annual financial statements for the financial year from 1 January to 31 December 2024. These matters were addressed in the context of our audit of the annual financial statements as a whole and in forming our audit opinion thereon; we do not provide a separate audit opinion on these matters.

INDEPENDENT AUDITOR’S REPORT	93	AR 2024

In the following, we present the issue of identification and measurement of provisions for credit losses, which we have determined to be a key audit matter in the course of our audit.

Our presentation of this key audit matter has been structured as follows

a)	description (including reference to corresponding information in the annual financial statements and the management report)

b)	auditor’s response

Identification and measurement of provisions for credit losses

a)	In its annual financial statements for the financial year ended 31 December 2024, Landwirtschaftliche Rentenbank discloses loans and advances to credit institutions, loans and advances to customers, securities and contingent liabilities as well as irrevocable loan commitments totalling bEUR 90.4 arising from its lending business. In light of the relative significance of credit transactions in the balance sheet of Rentenbank, given a balance sheet total of bEUR 95.0, we considered the provisions for credit losses to be a key audit matter. The provisions for credit losses as at 31 December 2024 are as follows:

Rentenbank has set up general allowances of mEUR 3 and general provisions of kEUR 4 to provide for inherent credit risks in the lending business for the above balance sheet items. As in the prior year, no specific allowances and/or provisions for individual loans for imminent credit losses are recognised in the annual financial statements.

For the purpose of determining general allowances for inherent credit risks, loans and advances to credit institutions, loans and advances to customers, securities, contingent liabilities and irrevocable loan commitments without any identifiable imminent credit losses are allocated to rating levels on the basis of quantitative and qualitative criteria. They are calculated using an expected loss approach as provided for in Accounting Statement of the Banking Committee of the Institute of Public Auditors in Germany IDW RS BFA 7. For this purpose, the Bank uses the simplified valuation method permitted under IDW RS BFA 7 and determines the one-year expected credit loss based on annual probabilities of default in accordance with the respective internal rating levels. The prob-

INDEPENDENT AUDITOR’S REPORT	94	AR 2024

abilities of default are derived from data published by rating agencies using regression analyses. The loss given default is determined individually for each business line.

For determining potential specific allowances and/or provisions for imminent credit losses, the loans and advances, securities, contingent liabilities and irrevocable loan commitments for which a sustainable debt servicing capacity is not expected are identified in a first step. Subsequently, the specific allowances and/or provisions are determined on a case-by-case basis based on estimated future cash flows, taking into account expected cash inflows from the sale of collateral, if applicable.

The loss given default is the key value-determining parameter for determining the general allowances. In addition, in light of the credit volume, we consider the identification of any need for specific allowances to be significant as, in the scope of credit monitoring, this identification requires appropriate assumptions to be made concerning the solvency of the borrowers and, if applicable, the recoverability of collateral and as, in this respect, these estimations and/or assumptions are subject to the judgement of the executive directors of Rentenbank.

Concerning an explanation of the system for risk provisioning, we refer to section 3 “Provision for loan losses” of the notes to the financial statements of Landwirtschaftliche Rentenbank as well as to section 4.7 “Credit risks” of the management report.

b)	In the scope of our audit, we relied, based on our risk assessment, on control-based and substantive procedures. We performed the following audit procedures, among others:

First, we obtained an understanding of the development and composition of the credit portfolio, the associated credit risks and internal control with regard to the identification, management, monitoring and valuation of provisions for credit losses and assured ourselves of the appropriateness and effectiveness of the relevant accounting-related internal control.

With regard to Rentenbank’s recognition and measurement policies, we assessed whether the method for measuring the general allowances and provisions complies with legally required accounting principles. As part of our audit of the risk management, we assessed and reviewed

INDEPENDENT AUDITOR’S REPORT	95	AR 2024

the methodological appropriateness of the parametrisation of default probabilities and loss given default. Moreover, we audited the correctness of the calculations for determining the general allowances and/or provisions. In addition, we audited the implementation and effectiveness of controls regarding the up-to-dateness and correctness of borrower ratings used by Rentenbank as well as for identifying defaulted borrowers and/or issuers. By means of a sample, we audited whether specific allowances for imminent credit losses were necessary using documentation supplied for proving creditworthiness and, if applicable, collateral.

Other Information

The executive directors and/or the supervisory board are responsible for the other information. The other information comprises

●	the report of the supervisory board,

●	the declaration of compliance of the executive board and the supervisory board concerning the Public Corporate Governance Code of the German Federal Government referred to in section 1.4 “Public Corporate Governance Code” of the management report,

●	the executive directors’ confirmations regarding the annual financial statements and the management report pursuant to Section 264 (2) sentence 3 and Section 289 (1) sentence 5 HGB, respectively, and

●	all other parts of the annual report including the integrated sustainability reporting,

●	but not the annual financial statements, not the audited content of the disclosures in the management report and not our auditor’s report thereon.

The supervisory board is responsible for the report of the supervisory board. The executive directors and the supervisory board are responsible for the declaration of compliance concerning the Public Corporate Governance Code of the German Federal Government. Otherwise the executive directors are responsible for the other information.

Our audit opinions on the annual financial statements and on the management report do not cover the other information, and consequently we do not express an audit opinion or any other form of assurance conclusion thereon.

INDEPENDENT AUDITOR’S REPORT	96	AR 2024

In connection with our audit, our responsibility is to read the other information identified above and, in doing so, to consider whether the other information

●	is materially inconsistent with the annual financial statements, with the audited content of the disclosures in the management report or our knowledge obtained in the audit, or

●	otherwise appears to be materially misstated.

Responsibilities of the Executive Directors and the Supervisory Board for the Annual Financial Statements and the Management Report

The executive directors are responsible for the preparation of the annual financial statements that comply, in all material respects, with the requirements of German commercial law, and that the annual financial statements give a true and fair view of the assets, liabilities, financial position and financial performance of the Company in compliance with German Legally Required Accounting Principles. In addition, the executive directors are responsible for such internal control as they, in accordance with German Legally Required Accounting Principles, have determined necessary to enable the preparation of annual financial statements that are free from material misstatement, whether due to fraud (i.e. fraudulent financial reporting and misappropriation of assets) or error.

In preparing the annual financial statements, the executive directors are responsible for assessing the Company’s ability to continue as a going concern. They also have the responsibility for disclosing, as applicable, matters related to going concern. In addition, they are responsible for financial reporting based on the going concern basis of accounting, provided no actual or legal circumstances conflict therewith.

Furthermore, the executive directors are responsible for the preparation of the management report that as a whole provides an appropriate view of the Company’s position and is, in all material respects, consistent with the annual financial statements, complies with German legal requirements, and appropriately presents the opportunities and risks of future development. In addition, the executive directors are responsible for such arrangements and measures (systems) as they have considered necessary to enable the preparation of a management report that is in accordance with the applicable German legal requirements, and to be able to provide sufficient appropriate evidence for the assertions in the management report.

INDEPENDENT AUDITOR’S REPORT	97	AR 2024

The supervisory board is responsible for overseeing the Company’s financial reporting process for the preparation of the annual financial statements and of the management report.

Auditor’s Responsibilities for the Audit of the Annual Financial Statements and of the Management Report

Our objectives are to obtain reasonable assurance about whether the annual financial statements as a whole are free from material misstatement, whether due to fraud or error, and whether the management report as a whole provides an appropriate view of the Company’s position and, in all material respects, is consistent with the annual financial statements and the knowledge obtained in the audit, complies with the German legal requirements and appropriately presents the opportunities and risks of future development, as well as to issue an auditor’s report that includes our audit opinions on the annual financial statements and on the management report.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Section 317 HGB and the EU Audit Regulation and in compliance with German Generally Accepted Standards for Financial Statement Audits promulgated by the Institut der Wirtschaftsprüfer (IDW) will always detect a material misstatement. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these annual financial statements and this management report.

We exercise professional judgement and maintain professional scepticism throughout the audit. We also

●	identify and assess the risks of material misstatement of the annual financial statements and of the management report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our audit opinions. The risk of not detecting a material misstatement resulting from fraud is higher than the risk of not detecting a material misstatement resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

INDEPENDENT AUDITOR’S REPORT	98	AR 2024

●	obtain an understanding of internal control relevant to the audit of the annual financial statements and of arrangements and measures relevant to the audit of the management report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an audit opinion on the effectiveness of internal control or these arrangements and measures of the Company.

●	evaluate the appropriateness of accounting policies used by the executive directors and the reasonableness of estimates made by the executive directors and related disclosures.

●	conclude on the appropriateness of the executive directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in the auditor’s report to the related disclosures in the annual financial statements and in the management report or, if such disclosures are inadequate, to modify our respective audit opinions. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to be able to continue as a going concern.

●	evaluate the overall presentation, structure and content of the annual financial statements, including the disclosures, and whether the annual financial statements present the underlying transactions and events in a manner that the annual financial statements give a true and fair view of the assets, liabilities, financial position and financial performance of the Company in compliance with German Legally Required Accounting Principles.

●	evaluate the consistency of the management report with the annual financial statements, its conformity with German law, and the view of the Company’s position it provides.

●	perform audit procedures on the prospective information presented by the executive directors in the management report. On the basis of sufficient appropriate audit evidence we evaluate, in particular, the significant assumptions used by the executive directors as a basis for the prospective information, and evaluate the proper derivation of the prospective information from these assumptions. We do not express a separate audit opinion on the prospective information and on the assumptions used as a basis. There is a substantial unavoidable risk that future events will differ materially from the prospective information.

INDEPENDENT AUDITOR’S REPORT	99	AR 2024

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We provide those charged with governance with a statement that we have complied with the relevant independence requirements, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, the actions taken or safeguards applied to eliminate independence threats.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the annual financial statements for the current period and are therefore the key audit matters. We describe these matters in the auditor’s report unless law or regulation precludes public disclosure about the matter.

Other Legal and Regulatory Requirements

Report on the Audit of the Electronic Reproductions of the Annual Financial Statements and of the Management Report Prepared for Publication Pursuant to Section 317 (3a) HGB

Audit Opinion

We have performed an audit in accordance with Section 317 (3a) HGB to obtain reasonable assurance whether the electronic reproductions of the annual financial statements and of the management report (hereinafter referred to as “ESEF documents”) prepared for publication, contained in the file, which has the SHA-256 value 62c896f5a5e49fdea0836b6fb7d12019f 8c53091d516f5446dd0e108c50c4759, meet, in all material respects, the requirements for the electronic reporting format pursuant to Section 328 (1) HGB (“ESEF format”). In accordance with the German legal requirements, this audit only covers the conversion of the information contained in the annual financial statements and the management report into the ESEF format, and therefore covers neither the information contained in these electronic reproductions nor any other information contained in the file identified above.

INDEPENDENT AUDITOR’S REPORT	100	AR 2024

In our opinion, the electronic reproductions of the annual financial statements and of the management report prepared for publication contained in the file identified above meet, in all material respects, the requirements for the electronic reporting format pursuant to Section 328 (1) HGB. Beyond this audit opinion and our audit opinions on the accompanying annual financial statements and on the accompanying management report for the financial year from 1 January to 31 December 2024 contained in the “Report on the Audit of the Annual Financial Statements and of the Management Report” above, we do not express any assurance opinion on the information contained within these electronic reproductions or on any other information contained in the file identified above.

Basis for the Audit Opinion

We conducted our audit of the electronic reproductions of the annual financial statements and of the management report contained in the file identified above in accordance with Section 317 (3a) HGB and on the basis of the IDW Auditing Standard: Audit of the Electronic Reproductions of Financial Statements and Management Reports Prepared for Publication Purposes Pursuant to Section 317 (3a) HGB (IDW AuS 410 (06.2022)). Our responsibilities in this context are further described in the “Auditor’s Responsibilities for the Audit of the ESEF Documents” section. Our audit firm has applied the requirements of the IDW Quality Management Standards.

Responsibilities of the Executive Directors and the Supervisory Board for the ESEF Documents

The executive directors of the Company are responsible for the preparation of the ESEF documents based on the electronic files of the annual financial statements and of the management report according to Section 328 (1) sentence 4 no. 1 HGB.

In addition, the executive directors of the Company are responsible for such internal control that they have considered necessary to enable the preparation of ESEF documents that are free from material intentional or unintentional non-compliance with the requirements for the electronic reporting format pursuant to Section 328 (1) HGB.

The supervisory board is responsible for overseeing the process for preparing the ESEF documents as part of the financial reporting process.

INDEPENDENT AUDITOR’S REPORT	101	AR 2024

Auditor’s Responsibilities for the Audit of the ESEF Documents

Our objective is to obtain reasonable assurance about whether the ESEF documents are free from material intentional or unintentional non-compliance with the requirements of Section 328 (1) HGB. We exercise professional judgement and maintain professional scepticism throughout the audit. We also

●	identify and assess the risks of material intentional or unintentional non-compliance with the requirements of Section 328 (1) HGB, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our audit opinion.

●	obtain an understanding of internal control relevant to the audit on the ESEF documents in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an assurance opinion on the effectiveness of these controls.

●	evaluate the technical validity of the ESEF documents, i.e. whether the file containing the ESEF documents meets the requirements of the Delegated Regulation (EU) 2019/815, in the version in force at the balance sheet date, on the technical specification for this electronic file.

●	evaluate whether the ESEF documents enable an XHTML reproduction with content equivalent to the audited annual financial statements and to the audited management report.

Further Information Pursuant to Article 10 of the EU Audit Regulation

We were elected as auditor by resolution of the supervisory board on 20 March 2024. We were engaged by the supervisory board on 3 July 2024. We have been the auditor of Landwirtschaftliche Rentenbank, Frankfurt am Main/Germany, without interruption since the financial year 2019.

We declare that the audit opinions expressed in this auditor’s report are consistent with the additional report to the audit committee pursuant to Article 11 of the EU Audit Regulation (longform audit report).

INDEPENDENT AUDITOR’S REPORT	102	AR 2024

In addition to the financial statement audit, we have provided to the audited Company or its controlled entities the following services that are not disclosed in the annual financial statements or in the management report:

●	project-based audit of the project “DWH-BAIS-Anbindung” (DWH-BAIS connection),

●	issuance of comfort letters and other related assurance services,

●	audit related to the utilisation of credit claims as eligible collateral in the Eurosystem (MACCs),

●	confirmation of the questionnaire for contributions to the deposit guarantee fund of the Association of German Public Sector Banks (Bundesverband Öffentlicher Banken Deutschlands e.V.),

●	training courses for committee members and executive employees, and

●	voluntary audit of subsidiaries as well as audit of annual accounts of the Federal Republic’s Special Purpose Fund which is administered by Rentenbank.

Other Matter – Use of the Auditor’s Report

Our auditor’s report must always be read together with the audited annual financial statements and the audited management report as well as with the audited ESEF documents. The annual financial statements and the management report converted into the ESEF format – including the versions to be submitted for inclusion in the Company Register – are merely electronic reproductions of the audited annual financial statements and the audited management report and do not take their place. In particular, the ESEF report and our audit opinion contained therein are to be used solely together with the audited ESEF documents made available in electronic form.

INDEPENDENT AUDITOR’S REPORT	103	AR 2024

German Public Auditor Responsible for the Engagement

The German Public Auditor responsible for the engagement is Martina Mietzner.

Frankfurt am Main/Germany, 6 March 2025

Deloitte GmbH

Wirtschaftsprüfungsgesellschaft

Signed:	Signed:
Martina Mietzner	Martin Maurer
Wirtschaftsprüferin	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

INDEPENDENT AUDITOR’S REPORT	104	AR 2024

Governing bodies

(as of 25 February 2025)

Management Board and Supervisory Board

The members of the Management Board and the Supervisory Board are listed on pages 168 to 171 of the present Annual Report.

General Meeting

Appointed by the State of Baden-Württemberg:

Bernhard Bolkart	Juliane Vees

Appointed by the Free State of Bavaria:

Maria Hoßmann	Stefan Köhler

Appointed by the State of Berlin:

Dinah Hoffmann

Appointed by the State of Brandenburg:

Julia Bar-Tal	Henrik Wendorff

Appointed by the Free Hanseatic City of Bremen:

Ralf Hagens

Appointed by the Free and Hanseatic City of Hamburg:

Heinz Behrmann

Appointed by the State of Hesse:

Stefan Emert	Stefan Schneider

Appointed by the State of Mecklenburg-Western Pomerania:

Dr. Kathrin Marianne Naumann	Harald Nitschke

GOVERNING BODIES	105	AR 2024

Appointed by the State of Lower Saxony:

Elisabeth Brunkhorst	Ottmar Ilchmann

Appointed by the State of North Rhine-Westphalia:

Bernhard Conzen	Karl Werring

Appointed by the State of Rhineland-Palatinate:

Eberhard Hartelt	Michael Prinz zu Salm-Salm

Appointed by the State of Saarland:

Peter Hoffmann

Appointed by the Free State of Saxony:

Robert Otto	Dr. Anna Catharina Voges

Appointed by the State of Saxony-Anhalt:

Jochen Dettmer	Olaf Feuerborn

Appointed by the State of Schleswig-Holstein:

Malte Jacobsen	Kirsten Wosnitza

Appointed by the Free State of Thuringia:

Joachim Lissner	Dr. Wolfgang Peter

Trustee:

Alois Bauer	Ministerial Director German Federal Ministry of Food and Agriculture

Deputy Trustee:

Martinus Wejwer	Ministerial Councillor German Federal Ministry of Food and Agriculture

GOVERNING BODIES	106	AR 2024

Report of the Supervisory Board

The Supervisory Board and its committees performed the duties assigned to them by law and by Rentenbank’s Articles of Association and corporate governance principles and they advised and supervised the Management Board on the proper conduct of its work during the past financial year.

The Supervisory Board assured itself that the Management Board and Supervisory Board observed the Public Corporate Governance Code of the Federal Republic of Germany in the version of 13 December 2023. It will continually see to it that the Code is observed and implemented. The Supervisory Board approves the Corporate Governance Report, including the Statement of Compliance.

The annual financial statements and additionally the management report at 31 December 2024 prepared by the Management Board in accordance with the regulations of the German Commercial Code have been audited and provided with an unqualified audit opinion by Deloitte GmbH Wirtschaftsprü-fungsgesellschaft, Frankfurt am Main. The Supervisory Board has acknowledged and concurred with the audit results.

The Supervisory Board has reviewed the annual financial statements, including the management report, and the Annual Report 2024 of Landwirtschaftliche Rentenbank. It hereby adopts the Bank’s 2024 annual financial statements and management report.

Of the net income of EUR 38,000,000 presented in the income statement, an amount of EUR 19,000,000 will be allocated to the Principal Reserve pursuant to Section 2 (2) of Rentenbank’s Governing Law.

The Supervisory Board resolves to utilise the remaining distributable profit of EUR 19,000,000 in such a way that EUR 9,500,000 will be allocated to the Federal Republic of Germany’s Special-Purpose Fund and EUR 9,500,000 to the Promotional Fund.

Frankfurt am Main, 20 March 2025

THE SUPERVISORY BOARD
OF LANDWIRTSCHAFTLICHE RENTENBANK

The Chairman
Joachim Rukwied

REPORT OF THE SUPERVISORY BOARD	107	AR 2024